                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY







                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                 FORCENERGY INC

                                       AND

                           THE PURCHASERS NAMED HEREIN







                    8% CUMULATIVE CONVERTIBLE PREFERRED STOCK






                                NOVEMBER 12, 1998

                                TABLE OF CONTENTS


ARTICLE I DEFINITIONS.......................................................................1
         Section 1.1       Definitions......................................................1
         Section 1.2       Other Definitions................................................8
         Section 1.3       References and Titles............................................9

ARTICLE II PURCHASE OF PREFERRED STOCK.....................................................10
         Section 2.1       Purchase of Shares..............................................10

ARTICLE III REPRESENTATIONS AND WARRANTIES.................................................11
         Section 3.1       Representations and Warranties of the Company...................11
         Section 3.2       Representations and Warranties of Each Purchaser................28

ARTICLE IV COVENANTS.......................................................................31
         Section 4.1       Rights Offering.................................................31
         Section 4.2       Registration Statement..........................................32
         Section 4.3       Stock Exchange Listing..........................................33
         Section 4.4       Affirmative Covenants of the Company............................33
         Section 4.5       Negative Covenants of the Company...............................34
         Section 4.6       Approvals.......................................................34
         Section 4.7       Shareholders Agreement..........................................34
         Section 4.8       Preferred Stock Designations....................................34
         Section 4.9       HSR Act Notification............................................34
         Section 4.10      Indemnification of Directors and Officers.......................35
         Section 4.11      Exclusivity.....................................................36
         Section 4.12      Notification of Certain Matters.................................37
         Section 4.13      Board of Directors..............................................37
         Section 4.14      Fees............................................................38
         Section 4.15      VCOC Consultation...............................................38
         Section 4.16      Business Opportunity............................................38
         Section 4.17      FIRPTA..........................................................38
         Section 4.18      Special Meeting; Proxy Statement................................39
         Section 4.19      Shareholder Rights Plan Amendment...............................40
         Section 4.20      Indenture Amendments............................................40
         Section 4.21      Standstill......................................................41

ARTICLE V CONDITIONS PRECEDENT TO CLOSING..................................................41
         Section 5.1       Conditions Precedent to Each Party's Obligation.................41
         Section 5.2       Conditions Precedent to Obligation of
                           Each Purchaser at the First Closing.............................41
         Section 5.3       Conditions Precedent to Obligations of



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
                           the Company at the First Closing................................43
         Section 5.4       Conditions Precedent to Obligation of
                           Each Purchaser at the Second Closing............................43
         Section 5.5       Conditions Precedent to Obligations of
                           the Company at the Second Closing...............................44

ARTICLE VI CLOSINGS........................................................................45
         Section 6.1       Closings........................................................45
         Section 6.2       Actions to Occur at the First Closing...........................46
         Section 6.3       Actions to Occur at the Second Closing..........................47

ARTICLE VII TERMINATION....................................................................47
         Section 7.1       Termination.....................................................47
         Section 7.2       Effect of Termination...........................................50

ARTICLE VIII INDEMNIFICATION...............................................................50
         Section 8.1       Indemnification of the Purchasers...............................50
         Section 8.2       Indemnification of the Company..................................50
         Section 8.3       Defense of Third-Party Claims...................................50
         Section 8.4       Direct Claims...................................................52
         Section 8.5       Special Provisions Regarding Indemnity..........................52

ARTICLE IX MISCELLANEOUS ..................................................................52
         Section 9.1       Survival of Provisions..........................................52
         Section 9.2       No Waiver; Modification in Writing..............................53
         Section 9.3       Specific Performance............................................53
         Section 9.4       Severability....................................................53
         Section 9.5       Fees and Expenses...............................................54
         Section 9.6       Parties in Interest.............................................55
         Section 9.7       No Strict Construction..........................................55
         Section 9.8       Notices.........................................................56
         Section 9.9       Counterparts....................................................57
         Section 9.10      Entire Agreement................................................57
         Section 9.11      Governing Law; Jurisdiction.....................................57
         Section 9.12      Public Announcements............................................58
         Section 9.13      Assignment......................................................58
         Section 9.14      Director and Officer Liability..................................58
         Section 9.15      Treatment of the Preferred Stock................................59

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                                    EXHIBITS

Exhibit A   Form of Preferred Stock Designations
Exhibit B   Form of Shareholders Agreement
Exhibit C   Form of Indemnification Agreement
Exhibit D   Form of Amendment to Credit Agreement
Exhibit E   Forms of Legal Opinions of Andrews & Kurth L.L.P., special counsel to the
            Company, Thomas F. Getten, General Counsel and Vice President of the
            Company and Richards, Layton & Finger, special Delaware counsel to the
            Company
Exhibit F   Form of Wennerstrom Agreement

                           COMPANY DISCLOSURE SCHEDULE



Schedule 2.1(a)(i)         -       Schedule of Purchasers
Schedule 3.1(b)(i)         -       Subsidiaries Schedule
Schedule 3.1(b)(ii)        -       Capital Stock Schedule
Schedule 3.1(b)(iii)       -       Investments Schedule
Schedule 3.1(c)(iii)       -       Restrictive Agreements Schedule
Schedule 3.1(c)(iv)        -       Company Options Schedule
Schedule 3.1(c)(v)         -       Nonassessable Securities Schedule
Schedule 3.1(c)(vi)        -       Voting Agreements Schedule
Schedule 3.1(d)(ii)        -       Conflicts/Consents Schedule
Schedule 3.1(g)            -       Business Operations and Capital Stock Adjustments Schedule
Schedule 3.1(h)            -       Material Liabilities Schedule
Schedule 3.1(i)            -       Default Schedule
Schedule 3.1(k)            -       Litigation Schedule
Schedule 3.1(l)(i)         -       Contracts Schedule
Schedule 3.1(l)(iv)        -       Contingent Benefits Schedule
Schedule 3.1(n)            -       Employee Benefits Schedule
Schedule 3.1(o)            -       Labor Matters Schedule
Schedule 3.1(q)            -       Environmental Compliance Schedule
Schedule 3.1(r)            -       Insurance Schedule
Schedule 3.1(s)            -       Stockholder Approval Schedule
Schedule 3.1(w)            -       Nonconsent Operations Schedule
Schedule 3.1(y)            -       Broker Schedule
Schedule 3.1(aa)           -       Title Schedule
Schedule 4.5(b)            -       Planned Issuances of Capital Stock Schedule
Schedule 4.13              -       Current Board of Directors Schedule

                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT, dated as of November 12, 1998, is by and among Forcenergy Inc, a Delaware corporation (the "Company"), and the Persons listed on Schedule 2.1(a)(i) hereto, as the same may be amended from time to time in accordance with the terms hereof (each a "Purchaser" and collectively, the "Purchasers").

                  In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  Section I.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

                  "Affiliate" means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

                  "Agreement" means this Stock Purchase Agreement, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof.

                  "Approval" means any approval, authorization, grant of authority, consent, order, qualification, permit, license, variance, exemption, franchise, concession, certificate, filing or registration or any waiver of the foregoing, or any notice, statement or other communication required to be filed with, delivered to or obtained from any Governmental Entity or any other Person.

                  "Asset Value" shall mean the consideration to be paid for such asset by the acquiring Person in a bona fide arms-length transaction with a non-Affiliate third party, including all debt assumed as part of such transaction or to which the assets subject to such transaction are subject and which remains outstanding immediately following such transaction; provided, however, that if the consideration is payable in whole or in part in property (which term shall include the securities of any issuer other than the Company) other than cash, the fair market value of such property shall be determined as follows: (i) if such property consists of securities, such value shall be the Current Market Price of such securities and (ii) such value of property other than securities shall be determined by the Company and the Purchasers in good faith or, if the Company and the Purchasers do not agree on the fair market value of such property within five (5) Business Days after Purchasers' receipt of a copy of the written offer to purchase such assets describing and quantifying the non-cash consideration to be paid for such assets, then the Company and the Purchasers shall select one nationally recognized independent appraiser (with the Company bearing the expense of such appraiser unless the fair market value of such property as determined by such appraiser is within 10% of the fair market value proposed by the Company, in which case the Company shall bear one-half of the expense of such appraiser and the Purchasers shall bear their Pro Rata Share of the other one-half) to determine the fair market value of that property and the appraised fair market value of that property as determined by such appraiser shall be deemed the fair market value of that property.

                  "Board" means the Board of Directors of the Company.

                  "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in New York, New York generally are authorized or required by law or other government actions to close.

                  "Bylaws" means the bylaws of the Company as amended from time to time.

                  "Capital Stock" means (i) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and
(ii) with respect to any Person that is not a corporation or company, any and all partnership, membership or other equity interests of such Person.

                  "Certificate of Incorporation" means the Company's Amended and Restated Certificate of Incorporation, as amended from time to time.

                  "Closing Date" means either the First Closing Date or the Second Closing Date, as applicable.

                  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder as in effect on the date hereof.

                  "Common Stock" means the Company's shares of Common Stock, par value $.01 per share, and any Capital Stock for or into which such Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to an agreement to which the Company is a party.

                  "Company" has the meaning set forth in the introductory paragraph hereof.

                  "Company Indemnified Costs" means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Company Indemnified Parties incurs and that relate to, arise out of or result from (i) any breach or default by any Purchaser of any of the representations or warranties under this Agreement


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


or any other Transaction Documents and (ii) any breach by any Purchaser of any of the covenants or agreements under this Agreement or any other Transaction Documents.

                  "Company Indemnified Parties" means the Company and each officer, director, employee and Affiliate of the Company.

                  "Company Interests" means:

                  (a) all rights, titles, interests, tenements, hereditaments, appurtenances, benefits and privileges of the Company or any of its Subsidiaries in, to and under Oil and Gas Properties and all material personal property, improvements, lease and well equipment, easements, permits, servitudes, rights of way and surface rights associated therewith, if any; and

                  (b) all material files, records and data owned by, or in the actual or constructive possession of, the Company or any of its Subsidiaries relating to the Company, any of its Subsidiaries, Oil and Gas Properties or any other Company Interest, including all material title records, geological, geophysical and seismic records, data and information, production records, electric logs, core data, pressure data and other related matters of a non-interpretive nature associated therewith.

                  "Contracts" means all agreements, contracts, or other binding commitments, arrangements or plans, written or oral (including any amendments and other modifications thereto), to which the Company or any of its Subsidiaries is a party or is otherwise bound.

                  "Conversion Price" has the meaning set forth in Section 7 of the Preferred Stock Designations.

                  "Credit Agreement" means that certain Fifth Restatement of Credit Agreement dated as of April 13, 1998 by and among the Company, ING (U.S.) Capital Corporation, as agent, and certain financial institutions named therein, as lenders, as amended by the First Amendment to Fifth Restatement of Credit Agreement dated as of June 22, 1998, as the same may be further amended, supplemented or modified from time to time.

                  "Current Market Price" of Common Stock or any other class of stock or other security of the Company or any other issuer for any day shall mean the average volume-weighted closing sales price of the Common Stock on the NYSE for the 10 prior trading days or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the NYSE or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on The Nasdaq Stock Market or, if such security is not quoted on The Nasdaq Stock Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. Automated Quotation System (NASDAQ)


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


or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Directors or, if no such market is regularly made, as determined by a majority of the Board of Directors based on advice of an independent appraiser selected by a majority of the Board of Directors.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

                  "Governmental Entity" means any agency, bureau, commission, court, authority, department, official, political subdivision, tribunal or other instrumentality of any government, whether (i) regulatory, administrative or otherwise, (ii) federal, state or local, or (iii) domestic or foreign.

                  "Indemnified Costs" means the Company Indemnified Costs or the Purchaser Indemnified Costs, as the case may be.

                  "Indemnified Parties" means the Purchaser Indemnified Parties or the Company Indemnified Parties, as the case may be.

                  "Indemnifying Party" means any person who is obligated to provide indemnification hereunder.

                  "Indentures" means (i) the Indenture between the Company and Bankers Trust Company, as Trustee, dated as of November 6, 1996, including the 9 1/2% Senior Subordinated Notes issued thereunder, and (ii) the Indenture between the Company and Bankers Trust Company, as Trustee, dated as of February 14, 1997, including the 8 1/2% Senior Subordinated Notes issued thereunder.

                  "Initial Shares" means the 840,000 Shares to be purchased and sold at the First Closing.

                  "knowledge" with respect to the Company and its Subsidiaries means the actual knowledge or awareness after reasonable inquiry of any of the following officers: Stig Wennerstrom, J. Russell Porter, Gary Carlson, Robert G. Gerdes, Thomas F. Getten, E. Joseph Grady, Percy A. Payne and Mark Yelverton.

                  "Law" means any constitutional provision, statute or other law, ordinance, rule, regulation or interpretation of any thereof and any Order of any Governmental Entity (including environmental laws).

                  "Lien" means, with respect to any asset, any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in or on such asset or the revenues or income thereon or therefrom.

                  "Material Adverse Effect" means any effect, change, event, condition, result or occurrence that is materially adverse to the business, operations, properties, condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Company and its Subsidiaries taken as a whole, but excluding any such effect, change, event, condition, result or occurrence resulting from or relating to (i) changes in general economic conditions or (ii) effects, changes, events, conditions, results or occurrences in the Company's industry generally (including any regulatory changes or changes in prices for oil and gas), in each case which do not have a materially disproportionate effect on the business, operations, properties or prospects of the Company and its Subsidiaries as compared to general economic conditions or the Company's industry as a whole, respectively.

                  "NYSE" means the New York Stock Exchange.

                  "Oaktree Entities" means each of OCM Principal Opportunities Fund, L.P., OCM Opportunities Fund II, L.P., and The Columbia/HCA Master Retirement Trust.

                  "Oil and Gas Properties" means material leasehold and other interests in oil, gas and other mineral properties owned or otherwise held in the name of the Company or any of its Subsidiaries.

                  "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

                  "Parties" means the Purchasers and the Company.

                  "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

                  "PIK Dividends" has the meaning set forth in the Preferred Stock Designations.

                  "Preferred Stock" means the Company's 8% Cumulative Convertible Preferred Stock, par value $.01 per share.

                  "Preferred Stock Designations" means the Certificate of Designations authorized by the Board creating, authorizing and providing for the issuance of the Preferred Stock, in the form of Exhibit A hereto.

                  "Pro Rata Share" means the percentage set forth across from each Purchaser's name on Schedule 2.1(a)(i).


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



                  "Purchasers" has the meaning set forth in the introductory paragraph hereto.

                  "Purchaser Expenses" means all reasonable out-of-pocket fees, costs and expenses incurred by the Purchasers through the Second Closing in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including but not limited to, (i) all of the Purchasers' reasonable legal fees and expenses, (ii) all of the Purchasers' other professional fees and expenses not to exceed $350,000 in the aggregate, and
(iii) fees paid by the Purchasers to any Governmental Entity.

                  "Purchaser Indemnified Costs" means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Purchaser Indemnified Parties incurs, that relate to, arise out of or result from (i) any breach or default by the Company of any of the representations or warranties under this Agreement or any other Transaction Documents, (ii) any breach by the Company of any of the covenants or agreements of the Company under this Agreement or any other Transaction Documents or (iii) any litigation or proceedings brought by any shareholder of the Company (whether such action is brought in such shareholder's name or derivatively on behalf of the Company), any creditor of the Company or any Government Entity, in each case in respect of the transactions contemplated by this Agreement or any other Transaction Documents, other than as a result of a breach by any Purchaser Indemnified Party of any of its representations, warranties, covenants and agreements hereunder or its gross negligence or willful misconduct.

                  "Purchaser Indemnified Parties" means the Purchasers and each officer, director, employee, stockholder, general or limited partner, member and Affiliate of the respective Purchasers.

                  "Remaining Shares" means the Shares purchased and sold at the Second Closing, including Preferred Stock purchased by the Purchasers pursuant to Rights held by the Purchasers.

                  "Representatives" mean (i) in the case of Madison Dearborn Capital Partners II, L.P., Madison Dearborn Partners, Inc., a Delaware corporation, and (ii) in the case of the Oaktree Entities, Oaktree Capital Management, LLC, a California limited liability company.

                  "Reserve Reports" means certain reports dated December 31, 1997 prepared by the independent petroleum engineering firm of Netherland, Sewell & Associates, Inc. and dated December 31, 1997 audited by the independent petroleum engineering firm of Collarini Engineering, Inc.

                  "Rule 144" means Rule 144 under the Securities Act, and any successor rule thereto.

                  "Sale Transaction" means (a) the acquisition (by direct issuance from the Company, from existing securityholders or otherwise) by any Person or group of Persons deemed a "person" under Section 13(a)(3) of the Exchange Act of beneficial ownership of securities representing a


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


majority of the combined voting power of the outstanding Common Stock, generally or as a separate class or series or together with one or more class or series of shares or stock, in the election of directors of the Company, the result of which would result in such Person or Persons (or group) having the ability to elect a majority of the Board of Directors, (b) a reorganization, recapitalization, merger, consolidation or similar business combination or transaction involving the Company (unless the holders of the outstanding securities of the Company entitled to vote in the election of directors prior to such transaction continue to own securities of the entity resulting from or surviving such transaction (a "Surviving Entity") entitled to vote in the election of directors sufficient to allow holders to elect a majority of the board of directors of the Surviving Entity upon the completion of such transaction) or (c) a sale or other disposition (in a single transaction or a series of related transactions) of assets with an Asset Value in excess of 50% of the market value of the assets of the Company and its Subsidiaries as a whole; provided, however, such term shall not include the transactions contemplated by this Agreement or any other Transaction Document, including the issuance of securities in accordance with the terms of the Preferred Stock Designations.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

                  "Series A Junior Preferred Stock" means the Company's Series A Junior Participating Preferred Stock created in connection with the Shareholders Rights Plan.

                  "Shareholders Agreement" means the Shareholders Agreement by and among the Company and Purchasers, substantially in the form attached hereto as Exhibit B.

                  "Shares" means the shares of Preferred Stock purchased by Purchasers pursuant to this Agreement.

                  "Stock Plans" means the Company's (i) 1997 $60 a Share Stock Price Performance Plan, (ii) Employee Stock Purchase Plan and (iii) 1995 Stock Incentive Plan (the successor to the Forcenergy Gas Exploration, Inc. 1993 Stock Option Plan for Officers and Key Employees, and the Forcenergy Gas Exploration, Inc. 1995 Nonemployee Director Stock Option Plan, which were merged with and into the 1995 Stock Incentive Plan effective as of November 1, 1996).

                  "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be subject to personal liability as a result of such Person's status as a member, partner or shareholder of such limited liability company, partnership, association or other business entity.

                  "Third-Party Sale" means any Transfer by a Purchaser to a third-party of a number of shares of Preferred Stock and/or Common Stock that would cause such third-party to constitute an "Acquiring Person" for purposes of the Company's Shareholder Rights Plan but for the fact that such third party shall be deemed a Successor Entity (as defined in the Shareholder Rights Plan) and therefore excluded from the definition of "Acquiring Person" for purposes of such plan.

                  "Transaction Documents" means this Agreement, the Preferred Stock Designations, the Shareholders Agreement and any other documents executed in connection herewith or therewith.

                  "Underlying Shares" means the shares of Common Stock issued or issuable upon conversion of the Shares or issued upon redemption of the Shares or as PIK Dividends on the Shares.

                  "Unsubscribed Shares" shall mean the number of shares of Preferred Stock offered in the Rights Offering for which the holders of Rights shall not have subscribed during the period of time in which holders of Rights may exercise Rights to purchase Preferred Stock in the Rights Offering.

                  Section I.2 Other Definitions. For purposes of this Agreement, the following terms are defined in the following sections of this Agreement:

         "Additional D&O Policies"......................................Section 4.10(b)
         "Authorized Preferred Stock".................................Section 3.1(c)(i)
         "Benefit Plan"..................................................Section 3.1(n)
         "Charter Amendment"...............................................Section 4.18
         "Closings" ........................................................Section 6.1
         "Commitment Fee" ...............................................Section 9.5(e)
         "Company Agents"...............................................Section 4.11(a)
         "Company Disclosure Schedule" .....................................Section 3.1
         "Company Options" ..........................................Section 3.1(c)(iv)
         "Company SEC Documents" .....................................Section 3.1(e)(i)
         "Credit Agreement Amendment"....................................Section 5.2(c)
         "Cure Period" ...............................................Section 7.1(b)(i)
         "D&O Policies".................................................Section 4.10(b)
         "Encumbrances"..................................................Section 3.1(m)
         "Environmental Laws" ........................................Section 3.1(q)(A)
         "ERISA" ........................................................Section 3.1(n)


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


         "Excess Shares"............................................Section 4.1(a)
         "First Closing" ..............................................Section 6.1
         "First Closing Date" .........................................Section 6.1
         "GAAP" ................................................Section 3.1(e)(ii)
         "Hazardous Materials" ..................................Section 3.1(q)(B)
         "HSR Act" ............................................Section 3.1(d)(iii)
         "Indemnification Agreement" ..............................Section 4.10(a)
         "Intangible Property" .....................................Section 3.1(p)
         "Latest Balance Sheet".....................................Section 3.1(z)
         "Litigation"............................................Section 3.1(k)(i)
         "Material Contracts" ...................................Section 3.1(l)(i)
         "Other Matters"..............................................Section 4.18
         "Permitted Liens"......................................... Section 3.1(m)
         "Proxy Statement".........................................Section 4.18(b)
         "Purchase Price" ..........................................Section 2.1(b)
         "Purchaser Designees" ....................................Section 4.10(a)
         "Registration Statement" .....................................Section 4.2
         "Release" ..............................................Section 3.1(q)(C)
         "Remedial Action" ......................................Section 3.1(q)(D)
         "Rights" ..................................................Section 4.1(a)
         "Rights Offering" .........................................Section 4.1(a)
         "Rights Offering Documents" ...............................Section 4.1(b)
         "Second Closing" .............................................Section 6.1
         "Second Closing Date" ........................................Section 6.1
         "Shareholder Rights Plan" ...................................Section 4.19
         "Special Meeting"............................................Section 4.18
         "Tax" or "Taxes" ..........................................Section 3.1(m)
         "Tax Return" ..............................................Section 3.1(m)
         "Termination Fee"..........................................Section 9.5(c)
         "Transfer" ................................................Section 3.2(e)
         "Unfunded Underwriting Fee"................................Section 9.5(e)

                  Section I.3 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural forms of such defined terms.


                                   ARTICLE II

                           PURCHASE OF PREFERRED STOCK

                  Section II.1      Purchase of Shares.

                  (a) Subject to the terms and conditions set forth herein, the Company will sell to each Purchaser, and each Purchaser will purchase, severally and not jointly, from the Company, at the times indicated below, a number of shares of Preferred Stock equal to the following:

                           (i) at the First Closing, the number of Shares set
                  forth across from such Purchaser's name on Schedule 2.1(a)(i); and

                           (ii) at the Second Closing, a number of Shares equal
                  to the sum of (A) the number of Shares such Purchaser is entitled to purchase in the Rights Offering and (B) such Purchaser's Pro Rata Share of all Unsubscribed Shares; provided that in no event shall the Purchasers be entitled, permitted or required to purchase any Preferred Stock in an amount equal to or greater than the number of Shares that could, if aggregated, trigger a "change of control" under the Indentures (taking into account (x) all shares of Common Stock and Preferred Stock that, but for this proviso, would be owned by the Purchasers and their Affiliates as of the Second Closing plus (y) such shares of Common Stock as may be acquired by the Purchasers and their Affiliates, but for this proviso, pursuant to the issuance of four years of PIK Dividends on the Preferred Stock assuming, for such purpose, that the Current Market Price for the Common Stock shall equal the lesser of the Current Market Price for the Common Stock as of the date immediately prior to the date hereof and as of the date immediately prior to the Second Closing Date and that there shall have been no adjustments to the Conversion Price of the Shares).

                  (b) The purchase price per share payable for each of the Shares at each Closing shall be equal to $50.00 (the "Purchase Price") multiplied by the total number of Shares purchased by the Purchasers at such Closing.

                  (c) Delivery of the Shares shall be made at each Closing by delivery to each Purchaser, against payment of the Purchase Price per Share therefor as provided herein, of a share certificate representing the total number of Shares to be purchased by such Purchaser at such Closing.

                  (d) Payment of the Purchase Price for the Shares to be purchased hereunder shall be made by or on behalf of Purchasers by wire transfer of immediately available funds to an account of the Company (the number for which account shall have been furnished to the Purchasers at least two Business Days prior to the applicable Closing Date).


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                  Section III.1 Representations and Warranties of the Company.

                  The Company represents and warrants to the Purchasers as follows (in each case as qualified by matters reflected on the disclosure schedule dated as of the date of this Agreement and delivered by the Company to the Purchasers on or prior to the date of this Agreement (the "Company Disclosure Schedule") and made a part hereof by reference):

                  (a) Organization, Standing and Power. Each of the Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate or other such entity power and authority to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect. The Company has delivered (or, in the case of the Company's Subsidiaries, made available) to the Purchasers prior to the execution of this Agreement complete and correct copies of its charter and bylaws, as in effect on the date of this Agreement.

                  (b) Subsidiaries. Schedule 3.1(b)(i) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each Subsidiary of the Company, together with the jurisdiction of incorporation or organization and the percentage of each Subsidiary's outstanding Capital Stock owned by the Company or another Subsidiary of the Company. Except as set forth in Schedule 3.1(b)(ii) of the Company Disclosure Schedule, all the outstanding shares of Capital Stock of each Subsidiary of the Company have been validly issued and (with respect to corporate Subsidiaries) are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all Liens (except for Permitted Liens). Except for the Capital Stock of its Subsidiaries listed in Schedule 3.1(b)(iii) of the Company Disclosure Schedule, as of the date hereof, the Company does not own or hold the right to acquire, directly or indirectly, any Capital Stock of any corporation, limited liability company, partnership, joint venture or other entity.

                  (c)      Capital Structure.

                           (i) The authorized shares of the Company consists of
                  50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock whose rights and preferences are to be determined upon the creation thereof by the Board (the "Authorized Preferred Stock"), of which, as of the date of this Agreement (except as otherwise specified below), (A) 24,712,337 shares of Common Stock are issued and outstanding as of October 30, 1998, (B) no Shares of Preferred Stock are issued and outstanding, (C) 150,000 shares of Authorized Preferred Stock are designated as Series A Junior Preferred Stock, (D) 3,000,000 shares of Authorized Preferred Stock shall be designated as Preferred Stock, (E) no shares of Common Stock are held by the Company in its treasury, (F) other than the 8,740,486 shares of Common Stock held by Forcenergy AB, no shares of Common Stock are held by any of the Company's Subsidiaries, (G) a number of shares of Common Stock are reserved for issuance upon conversion of the Preferred Stock, subject to the issuance of such Preferred Stock, (H) 8,000,000 shares of Common Stock are reserved for issuance as PIK Dividends on the Preferred Stock, (I) 150,000 shares of Series A Junior Preferred Stock are reserved pursuant to the Shareholder Rights Plan, (J) an aggregate of 6,100,000 shares of Common Stock are reserved for issuance pursuant to the Stock Plans, of which 301,765 shares have been issued upon the exercise of awards issued pursuant to the Stock Plans as of September 30, 1998 and (K) 69,265 shares of Common Stock are reserved for issuance to former shareholders of Convest Energy Corporation and Edisto Resources Corporation. Except as described above in this Section 3.1(c)(i), the Company has no authorized, issued or outstanding shares of Capital Stock as of the date of this Agreement.

                           (ii) As of the date hereof, there are no bonds,
                  debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which holders of Common Stock or Authorized Preferred Stock may vote, including the transactions contemplated by this Agreement and the other Transaction Documents.

                           (iii) Giving effect to the applicable provisions of
                  the Certificate of Incorporation, the Preferred Stock Designations and all other instruments affecting the rights of holders of Capital Stock of the Company to which the Company is a party or is bound (which, other than the Certificate of Incorporation, the Preferred Stock Designations and the other Transaction Documents, are set forth in Schedule 3.1(c)(iii) or Schedule 3.1(c)(vi) of the Company Disclosure Schedule), upon issuance, each outstanding Share will be initially convertible at the option of the holder into the number of shares of Common Stock equal to the quotient of such Share's liquidation value divided by the Conversion Price; there are no restrictions or limitations, contractual or otherwise, binding upon the Company or to which the Company is subject that prohibit or limit the enforceability of the terms and provisions of the Preferred Stock Designations or, except as set forth in the Preferred Stock Designations or on Schedule 3.1(c)(iii) of the Company Disclosure Schedule, will prohibit or limit the right of a holder of Shares to convert Shares into shares of Common Stock and, except as set forth on Schedule 3.1(c)(iii) of the Company Disclosure Schedule, the conversion of any Shares into shares of Common Stock will not violate or result in or constitute a default under any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which the Company is a party or by which it or any of its properties or assets are bound.

                           (iv) There are no outstanding warrants, stock
                  options, stock appreciation rights, convertible securities or other rights to receive any Capital Stock of the Company or any of its Subsidiaries granted under the Stock Plans or otherwise, except as set forth in Schedule 3.1(c)(iv) of the Company Disclosure Schedule (such warrants, stock options, stock appreciation rights or other rights disclosed thereon, collectively, the "Company Options"). Except for the Company Options (as to which no more than 5,900,998 shares of Common Stock and no shares or stock of any other class or series of the Company are issuable upon exercise or conversion thereof) and, except as set forth above or in Schedule 3.1(c)(iv) of the Company Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Capital Stock of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in
                  Schedule 3.1(c)(iv) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Capital Stock of the Company or any of its Subsidiaries.

                           (v) All outstanding shares of Capital Stock of the
                  Company and its Subsidiaries are, and, except as set forth in
                  Schedule 3.1(c)(v) of the Company Disclosure Schedule, all securities which may be issued upon execution of this Agreement, upon conversion of the Preferred Stock or upon payment of PIK Dividends will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive, rights of first refusal or similar rights.

                           (vi) Except as contemplated hereby or in the other
                  Transaction Documents or as set forth in Schedule 3.1(c)(vi) of the Company Disclosure Schedule, there are not as of the date hereof and there will not be at the time of either Closing any shareholder agreements, registration rights agreements, voting agreements or trusts, proxies or other agreements or contractual obligations to which the Company or any Subsidiary is a party or bound with respect to the voting or disposition of any shares of Capital Stock of the Company or any of its Subsidiaries and, to the Company's knowledge, as of the date hereof, there are no other shareholder agreements, voting agreements or trusts, proxies or other agreements or contractual obligations among the shareholders of the Company with respect to the voting or disposition of any shares of Capital Stock of the Company or any of its Subsidiaries.

                  (d) Authority; No Violations; Approvals.

                  (i) The Board of Directors has approved this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, and declared this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby to be in the best interests of the Company. The Company has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents and to consummate each of the transactions contemplated hereby and thereby (except as otherwise contemplated in this Agreement). The execution and delivery of this Agreement and each of the other Transaction Documents and the consummation of each of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and each of the other Transaction Documents have been duly executed and delivered by the Company and the Preferred Stock Designations has been duly adopted by the Board of Directors in accordance with applicable law. Each of the Preferred Stock Designations and, assuming this Agreement and each of the other Transaction Documents to which the Purchasers are parties constitute the valid and binding obligations of the Purchasers, this Agreement and each of the other Transaction Documents constitute valid and binding obligations of the Company enforceable in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (ii) Except as set forth in Schedule 3.1(d)(ii) of the Company Disclosure Schedule, the execution and delivery of this Agreement and each of the other Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, require the consent of any other party to or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, a right to demand payment or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, or otherwise result in a material detriment to the Company or any of its Subsidiaries under, any provision of (A) the Company's Certificate of Incorporation or Bylaws or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement to which the Company or any of its Subsidiaries is a party or otherwise is bound or by which any of them or their respective properties are bound or any Approval applicable to the Company or any of its Subsidiaries, (C) any joint venture or other ownership arrangement to which the Company or any of its Subsidiaries is a party or otherwise is bound or by which any of them or their respective properties are bound or (D) assuming the Approvals referred to in Section 3.1(d)(iii) are duly and timely obtained or made, any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) (other than with respect to any loan or credit agreement, note, bond, mortgage or indenture required to be filed with the SEC), (C) or (D), any such conflicts, violations, defaults, rights, Liens, detriments, Laws or Orders that, individually or in the aggregate, (x) have not had and could not reasonably be expected to have a Material Adverse Effect, (y) have not impaired and could not reasonably be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (z) could not reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

                  (iii) No Approval from any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Document by the Company or the consummation by the Company of the transactions contemplated hereby or thereby and the issuance of securities contemplated hereunder, except for: (A) if applicable, the filing of a notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of (x) the Registration Statement and the declaration of the effectiveness of the Registration Statement by the SEC and (y) such reports under Section 13(a) and Section 14(a) of the Exchange Act and such other compliance with the Exchange Act, as may be required in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby; (C) such Approvals as may be required by any applicable state securities or "blue sky" laws; (D) such Approvals as may be required by any foreign securities, corporate or other Laws; and (E) any such Approval the failure of which to be made or obtained (1) has not had and could not reasonably be expected to have a Material Adverse Effect,
(2) has not impaired and could not reasonably be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect and (3) could not reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

                  (e) SEC Documents.

                  (i) The Company has made available to the Representatives a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 31, 1996 and prior to or on the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary materials) that the Company was required to file with the SEC between December 31, 1996 and the date of this

Agreement. As of their respective dates or the date on which they were amended, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (ii) The financial statements of the Company included in the Company SEC Documents, including the notes and schedules thereto, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

                  (iii) Except as disclosed in the Company SEC Documents, there are no agreements, arrangements or understandings between the Company and any party who is or was at any time prior to the date hereof but after December 31, 1996 an Affiliate of the Company that are required to be disclosed in the Company SEC Documents.

                  (f) Information Supplied. None of the information included or incorporated by reference in the Registration Statement will, at the date such Registration Statement is declared effective by the SEC or any time from and after such date through and including the date of the Second Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by the Company in this Section 3.1(f) with respect to statements made or incorporated by reference in the Registration Statement in conformity with information supplied by or on behalf of the Purchasers specifically for use in the Registration Statement.

                  (g) Absence of Certain Changes or Events.

                  (i) Except as disclosed in or reflected in Schedule 3.1(g) of the Company Disclosure Schedule or the Company SEC Documents filed with the SEC after December 31, 1997 and prior to the date of this Agreement, or except as contemplated by this Agreement, from December 31, 1997 to the date of this Agreement each of the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Capital Stock of the Company or any of its Subsidiaries

(other than the declaration and payment of dividends or distributions by wholly owned Subsidiaries); (ii) any split, combination, reclassification or amendment of any material term of any outstanding equity security of the Company or any Subsidiary of the Company or any issuance (other than the issuance of Common Stock upon the exercise of any Company Options) or the authorization of the issuance of any other securities in respect of, or in lieu of or in substitution for, Capital Stock of the Company or any of its Subsidiaries, other than in connection with the transactions contemplated hereby; (iii) any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding Capital Stock of the Company or any Subsidiary of the Company, except as contemplated by the Stock Plans; (iv) (A) any granting by the Company or any of its Subsidiaries to any executive officer of the Company or any of its Subsidiaries of any increase in compensation, except for increases in the ordinary course of business consistent with past practice or as required under employment or other agreements or benefit arrangements in effect as of December 31, 1997, or (B) any granting by the Company or any of its Subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance, termination or other agreements or benefit arrangements in effect as of December 31, 1997; (v) except as required by a change in GAAP, any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting its assets, liabilities or business; or (vi) any material casualties affecting the Company and its Subsidiaries, taken as a whole, or any material loss, damage or destruction to any of their properties or assets, including the Company Interests, whether or not covered by insurance.

                  (ii) Except as disclosed in or reflected in Schedule 3.1(g) of the Company Disclosure Schedule or the Company's consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1998, and the notes thereto, or except as contemplated by this Agreement, since December 31, 1997, there has not been any event, circumstance or fact that (x) has had or could reasonably be expected to have a Material Adverse Effect, (y) has impaired or could reasonably be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (z) could reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

                  (h) No Undisclosed Material Liabilities. Except as disclosed in Schedule 3.1(h) of the Company Disclosure Schedule or the Company's financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the notes thereto, there are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities adequately provided for on the balance sheet of the Company dated as of September 30, 1998 provided to the Purchasers;
(ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1997, which liabilities, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;
(iii) liabilities arising under or in connection with the Transaction Documents; and (iv) liabilities not required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto, which liabilities, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  (i) No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation or give rise to a right to demand payment or accelerate an obligation) of any term, condition or provision of (i) the Certificate of Incorporation or Bylaws of the Company or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, instrument, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, or (iii) any Order or Law applicable to the Company or any of its Subsidiaries, except in the case of clause (ii) and (iii), for violations or defaults that, individually or in the aggregate, (x) have not had and could not reasonably be expected to have a Material Adverse Effect, (y) have not impaired and could not reasonably be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (z) could not reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents. Except as disclosed in Schedule 3.1(i) of the Company Disclosure Schedule and assuming compliance by the parties hereto with Section 2.1(a)(ii), the Company (i) is not in breach of or default under any covenant under the Credit Agreement or the Indentures (without giving effect to any waivers or amendments thereto, except as contemplated by the Credit Agreement Amendment) and (ii) does not believe that it is reasonably likely that it will be in breach of or default under any covenant under the Credit Agreement or the Indentures as of the next date on which the Company is required to be in compliance with any such covenants.

                  (j)      Compliance with Applicable Laws.

                           (i) The Company and each of its Subsidiaries have in
                  effect all Approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses, and there has occurred no default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) under any such Approval, except for failures to obtain, or for defaults or violations under, Approvals which failures, defaults or violations, individually or in the aggregate, (i) have not had and could not reasonably be expected to have a Material Adverse Effect, (ii) have not impaired and could not reasonably be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (iii) could not reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

                           (ii) Except as disclosed in the Company SEC
                  Documents, the businesses of the Company and its Subsidiaries are in compliance with all applicable Laws and Orders, except for possible noncompliance, which, individually or in the aggregate, (i) have not had and could not reasonably be expected to have a Material Adverse Effect, (ii) have not impaired and could not reasonably be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (iii) could not reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

                           (iii) No investigation or review by any Governmental
                  Entity with respect to the Company, any of its Subsidiaries, the transactions contemplated by this Agreement and the other Transaction Documents, to the knowledge of the Company, is pending or threatened, nor has any Governmental Entity notified the Company or any of its Subsidiaries in writing or, to the Company's knowledge, otherwise of any intention to conduct the same, other than those the outcome of which, individually or in the aggregate, (i) have not had and could not reasonably be expected to have a Material Adverse Effect,
                  (ii) have not impaired and could not reasonably be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (iii) could not reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

                  (k)      Litigation.

                           (i) Except as disclosed in the Company SEC Documents or Schedule 3.1(k) of the Company Disclosure Schedule, there is no suit, action, proceeding or indemnification claim, at law or in equity, pending before any Governmental Entity, or, to the knowledge of the Company, threatened, against or affecting the Company, any Subsidiary of the Company ("Litigation"), and the Company is not a party to any Litigation, and the Company and its Subsidiaries have no knowledge of any facts that they believe could reasonably be expected to give rise to any Litigation, that (in any case) (i) has had or could reasonably be expected to have a Material Adverse Effect, (ii) has impaired or reasonably could be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (iii) reasonably could be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents, nor is there any Order of any Governmental Entity or arbitrator outstanding against or, to the Company's knowledge, binding upon the Company, any Subsidiary of the Company which (i) has had or could reasonably be expected to have a Material Adverse Effect, (ii) has impaired or reasonably could be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (iii) reasonably could be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

                           (ii) Schedule 3.1(k) of the Company Disclosure Schedule contains an accurate and complete list of all Orders restricting or limiting in any material respect the business or operations of the Company or any of its Subsidiaries, in each case that is not disclosed in the Company SEC Documents, to which the Company or any of its Subsidiaries is a party or, to the Company's knowledge, by which the Company or any of its Subsidiaries or any of their respective assets or properties are bound.

                  (l)      Certain Agreements.

                           (i) Except as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1998 and Schedule 3.1(l)(i) of the Company Disclosure Schedule, there are no
         (A) employment or consulting Contracts (unless such employment or consulting Contracts are terminable without liability or penalty on 30 days or less notice) under or pursuant to which the Company is obligated to make payments in excess of $200,000 per annum, (B) other Contracts that are material to the Company and its Subsidiaries, taken as a whole, or their respective businesses, or (C) Contracts with Affiliates under or pursuant to which the Company is obligated to make payments in excess of $60,000 per annum (excluding agreements solely by and among the Company and one or more of its Subsidiaries), in any such case, to which the Company or any Subsidiary is a party or to which the Company or any Subsidiary or their respective assets is bound (such Contracts disclosed or required to be disclosed, the "Material Contracts"). Each Material Contract is a valid and binding obligation of the Company or one of its Subsidiaries and, to the knowledge of the Company, of each party thereto other than the Company or its respective Subsidiary and is in full force and effect, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                           (ii) The Company or the relevant Subsidiary and, to the knowledge of the Company, each other party to the Material Contracts, has performed in all material respects the obligations required to be performed by it under the Material Contracts and is not (with or without lapse of time or the giving of notice, or both) in breach or default thereunder.

                           (iii) A true and complete copy of each written Material Contract and a written description of each oral Material Contract has been made available to the Representatives prior to the date of this Agreement.

                           (iv) Except as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, or in any other Company SEC Document filed with the SEC after December 31, 1997, and prior to the date of this Agreement or in Schedule 3.1(l)(iv) of the Company Disclosure Schedule, none of the Company or of its Subsidiaries is a party to any oral or written agreement, plan or arrangement with any employee (whether an employee, consultant or an independent contractor) of the Company or its Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon, or result from, the occurrence of a transaction involving the Company or its Subsidiary of the nature of any of the transactions contemplated by this Agreement or (B) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any other Transaction Documents or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.
         Schedule 3.1(l)(iv) of the Company Disclosure Schedule lists each oral and written agreement, plan or arrangement with any employee (whether an employee, consultant or an independent contractor) of the Company or any of its Subsidiaries which provides for aggregate benefits or other amounts payable by the Company or any of its Subsidiaries in excess of $200,000 which are contingent upon, or will be accelerated by, or which otherwise will become payable upon the termination of any such employee's employment by or any other service with the Company or any of its Subsidiaries after, the occurrence of the transactions contemplated by this Agreement or any of the other Transaction Documents.

                           (v) The Company has made available to the Representatives (A) true and correct copies of all material loan or credit agreements (including the Indentures and the Credit Agreement), notes, bonds, mortgages, indentures and other material agreements and instruments pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred, (B) accurate information regarding the respective principal amounts currently outstanding thereunder to the extent materially different than as set forth in the financial statements included in the Company's quarterly report on Form 10-Q for the six months ended June 30, 1998, (C) all compliance certificates delivered since January 1, 1998 in connection therewith (including all related supporting information and calculations with respect thereto) and (D) all amendments, waivers and modifications thereto since January 1, 1997.

                  (m) Tax Returns and Tax Payments. The Company, each of its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member has timely filed all material returns, reports or statements required to be filed with any Governmental Entity with respect to Taxes ("Tax Returns") required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects, and all Taxes shown thereon to be due have been paid, except where the failure to so have timely filed, to be true, correct or complete or to have paid such Taxes has not had and could not reasonably be expected to have a Material Adverse Effect. The Company has established reserves, to the extent required by GAAP, with respect to the payment of all material Taxes not yet due and payable with respect to the result of operations of the Company and its Subsidiaries through the date hereof. No claim for unpaid Taxes has been asserted in writing by a tax authority or has become a Lien (except for

Permitted Liens) against the property of the Company or any of its Subsidiaries, which claim or Lien has had or reasonably could be expected to have a Material Adverse Effect. No audit of any Tax Return of the Company or any of its Subsidiaries or any affiliated, consolidated, combined, unitary or similar group in which the Company or any of its Subsidiaries is or has been a member is being conducted by a tax authority, which audit reasonably could be expected to have a Material Adverse Effect, and no extension of the statute of limitations on the assessment of any material Taxes has been granted by the Company or any of its Subsidiaries and currently is in effect. Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under any tax sharing or allocation agreement or similar agreement or arrangement (other than among the Company and its Subsidiaries).

                  For purposes of this Section 3.1(m), "Tax" means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity.

                  For purposes of this Agreement, "Permitted Lien" means (a) liens, pledges, security interests, claims or other encumbrances ("Encumbrances") securing Taxes, assessments, governmental charges or levies, all of which are not yet due and payable or as to which adequate reserves have been established in the Company's financial statements and that may thereafter be paid without penalty, (b) mechanics', carriers', workmen's, repairmen's, and other similar Encumbrances incurred in the ordinary course of business consistent with past practice, or (c) such other Encumbrances which, individually and in the aggregate, do not and will not materially detract from the value of any of the property or assets of the Company or its Subsidiaries or materially interfere with the use thereof.

                  (n) Employee Benefit Plans. All material employee benefit plans covering employees of the Company and its Subsidiaries (collectively, the "Benefit Plans") are listed in the Company SEC Documents or Schedule 3.1(n) of the Company Disclosure Schedule and true and complete copies of all Benefit Plans, including all amendments, have been made available to the Purchasers. To the extent applicable, the Benefit Plans comply in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and has not, since such determination, been amended or, to the knowledge of the Company, operated in a way which would adversely affect such qualified status. Neither the Company nor any corporation, trade, business or entity under common control with the Company within the meaning of
Section 414(b), (c) or (m) of the Code maintains, sponsors or contributes to or has, within the six years prior to the First Closing Date, maintained, sponsored or contributed to any employee benefit plan that is covered by Title IV of ERISA or is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA, or a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA. Neither a Benefit Plan nor the Company has incurred any liability or penalty under Section 4975 of the Code or Section

502(i) of ERISA. Each Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. There are no pending nor, to the knowledge of the Company, any threatened material claims against or otherwise involving any Benefit Plan and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Benefit Plan activities) has been brought against or with respect to any Benefit Plan. All contributions required to be made as of the date hereof to the Benefit Plans have been made. Except as disclosed in Schedule 3.1(n) of the Company Disclosure Schedule, no employees of the Company or any of its Subsidiaries are covered by any severance plan or similar arrangement, other than payments pursuant to foreign law. Except as disclosed in Schedule 3.1(n) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (1) require the Company to make a larger contribution to, or pay greater benefits under, any Benefit Plan than it otherwise would, (2) create or give rise to additional vested rights or service credits under any Benefit Plan, or (3) result in all or any part of any payments made, or that may become payable as a result of the transactions contemplated by the Agreement, by the Company not to be deductible by the payor under sections 280G or 162(m) of the Code. Except as disclosed in Schedule 3.1(n) of the Company Disclosure Schedule, no Benefit Plan provides retiree medical or retiree life insurance benefits to any person and the Company is not contractually obligated to provide any person with medical benefits or life insurance upon retirement or termination of employment, except as required by sections 601 through 608 of ERISA and section 4980B of the Code.

                  (o) Labor Matters. Except as set forth in Schedule 3.1(o) of the Company Disclosure Schedule or in the Company SEC Documents:

                           (i) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened, that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

                           (ii) there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened, against or involving the Company or any of its Subsidiaries that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; or

                           (iii) To the knowledge of the Company, there is no proceeding, claim, suit, action or governmental investigation pending or threatened, in respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries pursuant to (a) the Certificate of Incorporation or Bylaws of the Company, (b) any provision of the comparable charter or organizational documents of any of its Subsidiaries, (c) any indemnification agreement to which the Company or any Subsidiary of the Company is a party or (d) applicable Law.

                  (p) Intangible Property. The Company and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of the Company and its Subsidiaries (collectively, the "Intangible Property"), except where the failure to possess or have adequate rights to use such properties, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect. All of the Intangible Property is owned or licensed by the Company or its Subsidiaries free and clear of any and all Liens, except those that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any such Subsidiary has forfeited or otherwise relinquished any Intangible Property which forfeiture, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, the use of the Intangible Property by the Company or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person and there have been no claims made and neither the Company nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

                  (q)      Environmental Matters.

                  For purposes of this Agreement:

                           (A)      "Environmental Laws" means all federal,
state and local laws, rules, regulations, ordinances, orders and decrees of any Governmental Entity, whether now in existence or hereafter enacted and in effect at the time of either Closing, relating to pollution or the protection of human health, safety or the environment of any jurisdiction in which the applicable party hereto owns or operates assets or conducts business or owned or operated assets or conducted business (whether or not through a predecessor entity) (including ambient air, surface water, groundwater, land surface, subsurface strata, natural resources or wildlife), including laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of solid waste or Hazardous Materials, and any similar laws, rules, regulations, ordinances, orders and decrees of any foreign jurisdiction in which the applicable party hereto owns or operates assets or conducts business;

                           (B) "Hazardous Materials" means (x) any petroleum or
petroleum products, radioactive materials (including naturally occurring radioactive materials), asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls or transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (y) any chemicals, materials or substances which are now defined as or included in the definition of "solid wastes," "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances" or "toxic pollutants," or words of similar import, under any Environmental Law and (z) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its Subsidiaries operates;

                           (C) "Release" means any spill, effluent, emission,
leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the Company or its Subsidiaries; and

                           (D) "Remedial Action" means all actions, including
any capital expenditures, required by a Governmental Entity or required under any Environmental Law, or voluntarily undertaken to (w) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment, (x) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare of the indoor or outdoor environment, (y) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release, or (z) bring the Company or its Subsidiaries into compliance with any Environmental Law.

                  Except as disclosed in the Company SEC Documents or on
Schedule 3.1(q) of the Company Disclosure Schedule:

                           (i) The operations of the Company and its Subsidiaries have been conducted are, and as of each Closing Date will be, in compliance with all Environmental Laws, except where the failure to so comply, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect;

                           (ii) Neither the Company nor any of its Subsidiaries has caused the generation, treatment, manufacture, processing, distribution, use, storage, discharge, Release, transport or handling of any Hazardous Materials at any of its properties or facilities, except as has not had and could not reasonably be expected to have a Material Adverse Effect;

                           (iii) Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity or other third party alleging any violation by the Company or any of its Subsidiaries of, or responsibility or liability of the Company or any of its Subsidiaries under, any Environmental Law or for personal injuries, Remedial

         Action or property damages, which has had or could reasonably be expected to have a Material Adverse Effect;

                           (iv) The Company and its Subsidiaries are not subject to any outstanding written orders issued by, or contracts with, any Governmental Entity or other person respecting (A) Environmental Laws,
         (B) Remedial Action, (C) any Release or threatened Release of a Hazardous Material or (D) an assumption of responsibility for environmental liabilities of another person, except such orders or contracts the compliance with which, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect; and

                           (v) Neither the Company nor any of its Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) or employee or third party exposure to Hazardous Materials that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

                  (r) Insurance. Schedule 3.1(r) of the Company Disclosure Schedule sets forth an insurance schedule of the Company's and each of its Subsidiaries' directors' and officers' liability insurance. The Company maintains insurance in such amounts and covering such risks as are in accordance with normal industry practice for companies of a similar size engaged in businesses similar to those of the Company and each of its Subsidiaries (taking into account the cost and availability of such insurance).

                  (s) Vote. Except as set forth on Schedule 3.1(s) of the Company Disclosure Schedule, there are no approvals required of the holders of any class or series of shares or stock of the Company necessary to approve this Agreement, any other Transaction Documents nor the transactions contemplated hereby or thereby.

                  (t) Prepayments. Neither the Company nor any Subsidiary is obligated, by virtue of a prepayment arrangement, make-up right under a production sales Contract containing a "take or pay" or similar provision, production payment or any other arrangement, to deliver hydrocarbons, or proceeds from the sale thereof, attributable to any of its properties at some future time without then or thereafter being entitled to receive payment of the contract price therefor, except where any such arrangement could not reasonably be expected to have a Material Adverse Effect.

                  (u) Gas Imbalances. Except as disclosed in the Company SEC Documents, neither the Company nor any Subsidiary has (i) any obligation to deliver gas from the Oil and Gas Properties (or cash in lieu thereof) to other owners of interests in those properties as a result of past production by the Company, any Subsidiary or any of their predecessors in excess of the share to which they were entitled nor (ii) any right to receive deliveries of gas from the Oil and Gas Properties (or cash in lieu thereof) from other owners of interests in those properties as a result of past production by the Company, any Subsidiary or any of their predecessors of less than the share to which they were entitled in either case where any such gas imbalance could reasonably be expected to have a Material Adverse Effect.

                  (v) Reserve Reports. A true, correct and complete copy of the Reserve Reports have been provided to the Representatives. The Reserve Reports accurately reflect, as of the dates indicated thereon, the assets and value of the Company's reserves in all material respects, when taken as a whole. The underlying historical information used for preparation of the Reserve Reports were, as of the dates indicated thereon, true and correct in all material respects.

                  (w) Nonconsent Operations. Except as set forth in Schedule 3.1(w) of the Company Disclosure Schedule, there are no operations on the Oil and Gas Properties in which the Company's or any Subsidiary's commitment would have exceeded $5,000,000, being conducted as of January 1, 1998, or any time thereafter, in which the Company or any Subsidiary was entitled to participate and did not participate.

                  (x) Information Provided. Neither this Agreement, the Schedules and Exhibits hereto, the other Transaction Documents, nor any other document provided by the Company to the Representatives contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein, as the case may be, not misleading.

                  (y) No Brokers or Finders. Except as set forth in Schedule 3.1(y) of the Company Disclosure Schedule, no agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Company or its Subsidiaries in connection with the negotiation, execution or performance of this Agreement is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, other than any such fees or commissions that have been disclosed to the Representatives and as to which the Company shall have full responsibility.

                  (z) Interim Financial Statements. The Representatives have been supplied by the Company with the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 1998 (the "Latest Balance Sheet"), and the related statements of income and cash flows (or the equivalent) for the nine-month period then ended. Each of the foregoing financial statements is accurate and complete in all material respects, is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) and has been prepared in accordance with GAAP, consistently applied, subject to the absence of footnote disclosure and changes resulting from normal year-end adjustments for recurring accruals (none of which would, alone or in the aggregate, have a Material Adverse Effect).

                  (aa) Title. Except as described in Schedule 3.1(aa) of the Company Disclosure Schedule or in the Company SEC Documents, the Company and its Subsidiaries have (i) generally satisfactory or good and indefeasible title to all its interests in its Oil and Gas Properties and (ii) good and indefeasible title to all other real property and good and marketable title to all other material properties and assets described in the Company SEC Documents as owned by the Company or its Subsidiaries and valid, subsisting and enforceable leases for all of the properties and assets, real or personal, described in the Company SEC Documents as leased by them, in each case free and clear of any title deficiencies, security interests, mortgages, pledges, liens, encumbrances or charges of any kind, other than those described in the Company SEC Documents and those that could not, individually or in the aggregate, have a Material Adverse Effect.

                  (bb) Cumulative Representations. To the extent the representations and warranties of the Company herein are modified by the term Material Adverse Effect or words of similar import, the effect of all material and immaterial inaccuracies in the underlying statements contained in such representations and warranties, if not individually giving rise to a Material Adverse Effect, would not in the aggregate be reasonably expected to result in a Material Adverse Effect.

                  Section III.2 Representations and Warranties of Each
Purchaser.

                  Each Purchaser severally, and not jointly, represents and warrants to the Company with respect to itself that:

                  (a) Organization, Standing and Power. Such Purchaser is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of organization and has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted and to execute and deliver this Agreement and the other Transaction Documents to which such Purchaser is a party and consummate the transactions contemplated hereby and thereby.

                  (b)      Authority; Approvals.

                           (i) The execution and delivery of this Agreement and the other Transaction Documents to which such Purchaser is a party and the purchase of the Shares to be purchased by it have been duly and properly authorized. This Agreement and the other Transaction Documents to which such Purchaser is a party have been duly executed and delivered by it and, assuming the accuracy of the representations and warranties of the Company in Section 3.1(d) hereof, constitute the valid and legally binding obligations of such Purchaser, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity. The purchase of the Shares to be purchased by such Purchaser does not conflict with or violate (1) its partnership agreement, if applicable, or (2) any law applicable to it in a manner that could materially hinder or impair the completion of any of the transactions contemplated hereby. The purchase of Shares to be purchased by such Purchaser does not impose any penalty or other onerous condition on such Purchaser that could materially hinder or impact the completion of any of the transactions contemplated hereby.

                           (ii) No Approval from any Governmental Entity is required by or with respect to such Purchaser in connection with the execution and delivery by such Purchaser of this Agreement or any other Transaction Document to which it is a party or the consummation by such Purchaser of the transactions contemplated hereby or thereby, except for: (A) if applicable, the filing of a notification report by such Purchaser under the HSR Act, and the expiration or termination of the applicable waiting period with respect thereto; (B) such Approvals as may be required by any foreign securities, corporate or other Laws; and
         (C) any such Approval the failure of which to be made or obtained (1) has not impaired and could not reasonably be expected to impair the ability of such Purchaser to perform its obligations under any of the Transaction Documents in any material respect or (2) could not reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

                  (c) Litigation. As of the time of execution of this Agreement, there is no claim, action, suit, inquiry, judicial or administrative proceeding pending or, to the knowledge of such Purchaser, threatened against it relating to any of the transactions contemplated by this Agreement or any other Transaction Document.

                  (d) Investment Intent. Each Purchaser represents and warrants to the Company that the Shares to be acquired by it hereunder and any Underlying Shares to be acquired upon the conversion or exchange of such Shares are being acquired for its own account for investment and with no intention of distributing or reselling such Shares or Underlying Shares or any part thereof or interest therein, in any transaction which would be in violation of the securities Laws of the United States of America, any state or any foreign country or jurisdiction.

                  (e) Transfer Restrictions. If a Purchaser should decide to dispose of any of the Shares to be purchased by it or any Underlying Shares to be issued to it upon the conversion or exchange of such Shares, such Purchaser understands and agrees that it may do so only subject to the provisions set forth in the Shareholders Agreement and pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. In connection with any offer, resale, pledge or other transfer (individually and collectively, a "Transfer") of any Shares or Underlying Shares other than pursuant to an effective registration statement, the Company may require that the transferor of such Shares or Underlying Shares provide to the Company an opinion of counsel, certification or other information which opinion, certification or other information shall be reasonably satisfactory in form and substance to the Company, to the effect that such Transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any state or foreign securities law. Each Purchaser agrees to the imprinting, so long as appropriate, of substantially the following legend on certificates representing the Shares and any Underlying Shares:

         THE [PREFERRED STOCK/COMMON STOCK] (THE "SHARES") EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF

         1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES THAT IT WILL NOT OFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER (INDIVIDUALLY AND COLLECTIVELY, A "TRANSFER") THE SHARES EVIDENCED HEREBY, EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, SUCH AS THE EXEMPTION SET FORTH IN RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE). IF THE PROPOSED TRANSFER IS TO BE MADE OTHER THAN PURSUANT TO CLAUSE (A) ABOVE, AT THE REQUEST OF THE COMPANY THE HOLDER MUST PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AND THE TRANSFER AGENT SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY STATE OR FOREIGN SECURITIES LAW.

         THE SHARES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT DATED AS OF NOVEMBER __, 1998, WHICH CONTAINS CERTAIN RESTRICTIONS ON THE TRANSFER OF THE SHARES. A COPY OF THE SHAREHOLDERS AGREEMENT IS AVAILABLE UPON REQUEST AT THE REGISTERED OFFICE OF THE COMPANY.

The legends set forth above may be removed if and when the Shares or Underlying Shares, as the case may be, represented by such certificate are no longer subject to the transfer restrictions set forth in the Shareholders Agreement and are disposed of pursuant to an effective registration statement under the Securities Act or the opinion of counsel, certification or other information referred to above has been provided to the Company. The share certificates shall also bear any additional legends required by applicable federal, state or foreign securities Laws, which legends may be removed when, in the opinion of counsel to the Company, the same are no longer required under the Certificate of Incorporation, the Bylaws or the applicable requirements of such securities Laws. Each Purchaser agrees that, in connection with any Transfer of Shares by it pursuant to an effective registration statement under the Securities Act, such Purchaser will comply with all prospectus delivery requirements of the Securities Act. The Company makes no representation, warranty or agreement as to the availability of any exemption from registration under the Securities Act with respect to any resale of Shares or Underlying Shares.

                  (f) Purchaser's Status. Each Purchaser represents and warrants to, and covenants and agrees with, the Company that (i) at the time it was offered the Shares, it was, (ii) at the date hereof, it is, and (iii) at each Closing Date, it will be, an accredited investor as defined in Rule 501(a) under the Securities Act, and has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the Company and an investment in the Shares, and is able to bear the economic risk of such investment.

                  (g) Information Supplied. None of the information, if any, supplied by or on behalf of each Purchaser specifically for inclusion in the Registration Statement and which is included or incorporated by reference in the Registration Statement will, at the date such Registration Statement is declared effective by the SEC or any time from and after such date through and including the date of the Second Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by any of the Purchasers in connection with any of the foregoing except with respect to statements made or incorporated by reference in the Registration Statement in conformity with information supplied by or on behalf of such Purchaser specifically for use in the Registration Statement.

                  (h) No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of any Purchaser in connection with the negotiation, execution or performance of this Agreement is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement, other than any such fees or commissions as to which such Purchaser shall have full responsibility.

                  (i) Ownership of Shares. Except as disclosed in writing to the Company prior to the date hereof, none of the Purchasers nor any of their Affiliates is the beneficial owner of any shares of stock of the Company.

                  (j) Financing. Upon the terms and subject to the conditions of this Agreement, the Purchasers have available to them and at the Closings will have all funds necessary to satisfy their obligations to purchase Shares hereunder.


                                   ARTICLE IV

                                    COVENANTS

                  Section IV.1      Rights Offering.

                  (a) Promptly following the First Closing, the Company shall conduct a distribution to each record holder of Common Stock and Preferred Stock, as of a record date after the First Closing to be set by the Company, of the transferable right (the "Rights") to purchase, at $50.00 per share, a portion of 2,160,000 shares (subject to rounding as set forth below) of Preferred Stock (the "Rights Offering"). Based on the current number of outstanding shares of the Company, in the Rights Offering, the Company will distribute approximately 0.073 Rights with respect to each share of Common Stock and approximately 0.416 Rights with respect to each Share outstanding as of the record date for the Rights Offering, at no cost to the record holders. Each Right plus $50.00 in cash will entitle the holder to purchase one share of Preferred Stock. The Rights will be evidenced by transferable subscription certificates. No fractional Rights or cash in lieu thereof will be issued or paid, and the number of Rights distributed to each holder of Common Stock and Preferred Stock will be rounded up to the nearest whole number of Rights. Brokers, dealers and other nominees holding shares of Common Stock or Preferred Stock on the record date for more than one beneficial owner will be entitled to obtain separate subscription certificates for their beneficial owners so that they may each receive the benefit of rounding. Each Right will also carry the right to subscribe at the $50.00 subscription price for additional shares of Preferred Stock (up to a number of additional shares of Preferred Stock equal to the basic subscription privilege) for which the other holders of Rights did not subscribe through the exercise of the basic subscription privileges (the "Excess Shares"), provided that (A) only Rights holders who exercise their basic subscription privilege in full will be entitled to exercise the oversubscription privilege, (B) if the Excess Shares are not sufficient to satisfy all oversubscriptions, the Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among those Rights holders exercising the oversubscription privilege (C) the Purchasers shall not purchase or be entitled to purchase any Excess Shares in the oversubscription privilege, and (D) the Purchasers shall purchase, and the Company shall sell, their Pro Rata Share of any Unsubscribed Shares as set forth in Section 2.1(a)(ii). In order to exercise the Rights, the holder must remit acceptance to the address provided in the Subscription Certificate no later than the expiration date, along with payment in the form of a certified check, cashier's check, money order, or wire transfer to the Company's designated account.

                  (b) The Company shall promptly prepare and submit to the Purchasers for review, a form of subscription agreement, subscription certificate and all other documents and instruments required in connection with the Rights Offering, all of which shall be in form and substance reasonably satisfactory to the Purchasers (the "Rights Offering Documents"). The Rights Offering Documents shall provide, among other things, that the Rights Offering shall be generally conducted in the manner described in Section 4.1(a).

                  Section IV.2 Registration Statement. As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC a registration statement on Form S-3, or shall file a post-effective amendment to an existing shelf registration statement of the Company currently effective under the Securities Act and in proper form to effect the Rights Offering for the purpose of registering under the Securities Act the offering, sale and delivery of the securities issuable in the Rights Offering, including the Underlying Shares to be issued upon conversion of the Preferred Stock issued in the Rights Offering. The Company shall include in such registration statement the resales of any PIK Dividends issued to the Purchasers on the Preferred Stock purchased by the Purchasers at the First Closing. The term "Registration Statement," as used herein, means such registration statement and all amendments and supplements thereto, if any. The Company shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the First Closing. The Company shall notify the Purchasers promptly of the receipt of any comments on, or any requests for amendments or supplements to, the Registration Statement by the SEC, and the Company shall supply the Purchasers with copies of all correspondence between it and its representatives, on the one hand, and the SEC or members of its staff, on the other, with respect to the Registration Statement. The Company, after consultation with the Purchasers, shall use commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to the Registration Statement. The Company and the Purchasers each agree promptly to correct any information provided by it for use in the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Registration Statement (or the prospectus contained therein) as so corrected to be filed with the SEC and to be disseminated to the extent required by applicable Law. The Company shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) reasonably required to be taken under any applicable state securities Laws in connection with the issuance of securities pursuant to the Registration Statement.

                  Section IV.3 Stock Exchange Listing. As promptly as practicable after the date hereof, the Company shall submit a listing application to the NYSE with respect to the Preferred Stock and the Underlying Shares (including the Underlying Shares to be issued as PIK Dividends on the Preferred Stock). The Purchasers shall be entitled to review and reasonably comment on such listing application and the submission of any other materials to the NYSE in connection with the listing of the Underlying Shares. The Company shall use commercially reasonable efforts to obtain, prior to the Second Closing Date, approval for listing the Preferred Stock and the Underlying Shares on the NYSE, subject to official notice of issuance, upon issuance in accordance with the terms of this Agreement and the Rights Offering Documents. The Company may, at its sole option, make an application to list the Rights with the NYSE or other exchange.

                  Section IV.4 Affirmative Covenants of the Company. The Company hereby covenants and agrees that, until the earlier of the Second Closing or the termination of this Agreement, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Purchasers (such consent not to be unreasonably withheld), the Company will and will cause each of its Subsidiaries to:

                  (a) operate its business in the usual and ordinary course consistent with past practices except as contemplated by this Agreement or as provided in or contemplated by the Company Disclosure Schedule;

                  (b) upon reasonable notice prior to the Second Closing, afford the Purchasers and their representatives reasonable access during normal business hours to its properties, books, contracts and records and personnel and advisors (who will be instructed by the Company to cooperate), and furnish promptly to the Purchasers all information concerning its business, properties and personnel as the Purchasers or their representatives may reasonably request, including all management reports and management accounts, all compliance certificates (and related supporting information and calculations with respect thereto) delivered in connection with the Credit Agreement, the Indentures or other indebtedness of the Company, and any amendments, modifications or supplements to any Reserve Report or any new reports, including all supporting material with respect thereto, provided that any review will be conducted in a way that will not interfere unreasonably with the conduct of the Company's business, and each Purchaser shall keep confidential such information provided to it and shall comply with all Laws relating to the use of such non-public information;

                  (c) maintain and keep its properties and assets in good repair and condition consistent with past practice; and

                  (d) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained consistent with past practice.

                  Section IV.5 Negative Covenants of the Company. Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Purchasers, from the date of this Agreement until the earlier of the Second Closing or the termination of this Agreement, the Company shall not do, and shall not permit any of its Subsidiaries to do, any of the following:

                  (a) split, combine, reclassify or amend any term of any of its Capital Stock (other than the increase in the authorized number of shares); or

                  (b) except as set forth in Schedule 4.5(b) of the Company Disclosure Schedule, (i) issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any Capital Stock or other securities other than (A) as contemplated herein or (B) pursuant to awards issued and outstanding as of the date hereof under the Stock Plans or as required under the terms of any other security of the Company outstanding as in effect as of the date of this Agreement, or (ii) purchase or otherwise acquire for value any of its Capital Stock, employee or director stock options, warrants or other equity securities or debt securities other than pursuant to the terms thereof as in effect as of the date of this Agreement.

                  Section IV.6 Approvals. The Company and each Purchaser agree to cooperate and use commercially reasonable efforts to obtain (and will promptly prepare all registrations, filings and applications, requests and notices preliminary to) all Approvals that may be necessary or which may be reasonably requested by the Company or such Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

                  Section IV.7 Shareholders Agreement. On or before the First Closing Date, the Company and each Purchaser shall enter into the Shareholders Agreement.

                  Section IV.8 Preferred Stock Designations. On or before the First Closing Date, the Company shall take, or cause to be taken, all action necessary to file the Preferred Stock Designations in accordance with the relevant provisions of the General Corporation Law of the State of Delaware and such Preferred Stock Designations shall be in full force and effect as of the First Closing Date.

                  Section IV.9 HSR Act Notification. To the extent the HSR Act will be applicable to the acquisition of the Shares by the Purchasers, each of the parties hereto shall (a) to the extent not previously filed, file or cause to be filed, as promptly as practicable after the execution and delivery of this Agreement and in no event later than five Business Days after the date of this Agreement, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such party under the HSR Act concerning the transactions contemplated hereby and (b) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning the transactions contemplated hereby, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable. Each party hereto agrees to request, and to cooperate with the other party or parties in requesting, early termination of any applicable waiting period under the HSR Act.

                  Section IV.10 Indemnification of Directors and Officers.

                  (a) At the later of (i) the First Closing or (ii) such date on which such individuals are elected to the Board of Directors, the Company shall enter into indemnification agreements with each of the directors designated by the Purchasers pursuant to the Shareholders Agreement ("Purchaser Designees"), substantially in the form of Exhibit C hereto, with such changes thereto as may be agreed upon by the Purchasers and the Company (each an "Indemnification Agreement").

                  (b) The Company currently maintains directors' and officers' liability insurance policies providing an aggregate of $20.0 million in coverage (the "D&O Policies"). The Company shall use all commercially reasonable efforts to ensure that, as of the date of their appointment, the D&O Policies provide coverage for the Purchaser Designees in their capacity as directors of the Company equal to that of the existing directors of the Company. In the event the D&O Policies are not available to provide coverage to the Purchaser Designees in an amount not less than $20.0 million, the Company shall use commercially reasonable efforts to obtain separate insurance policies (the "Additional D&O Policies") providing such coverage effective as of the date of their appointment in such as amounts as can be obtained upon the payment of annual premiums that, when aggregated with annual premiums paid for the D&O Policies, do not exceed 200% of the annual premiums required under the existing D&O Policies.

                  (c) The Company shall maintain the insurance coverage described in paragraph (b) above for the Purchaser Designees for so long as any Purchaser Designee serves on the Board and for a period of four years thereafter; provided that the Company may substitute therefor policies no less favorable in terms and amounts of coverage for so long as substitution does not result in gaps or lapses in coverage; and provided further that in no event shall the Company be required to expend pursuant to this Section an amount per year in excess of 200% of the current annual premiums paid by the Company for such insurance.

                  (d) If necessary, the Company shall amend its existing insurance coverage under the Company's current policies of directors' and officers' liability insurance, or obtain comparable replacement policies on terms no less favorable in terms of coverage and amounts than those in effect on the date hereof, so that the Purchasers' purchase of the Shares pursuant to this Agreement shall not constitute a "change of control" of the Company or otherwise cause any of the Purchaser Designees or any of persons who become officers, directors or employees of the Company on or after the First Closing Date to be excluded from the coverage provided by such insurance policies.

                  (e) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 4.10. The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each person entitled to indemnification or insurance coverage pursuant to this Section, his heirs, and his representatives. The rights provided such persons under this Section shall be in addition to, and not in lieu of, any rights to indemnity that such persons may have under the Certificate of Incorporation and Bylaws of the Company or any other provisions herein or in other agreements.

                  Section IV.11  Exclusivity.

                  (a) From and after the date hereof until the earlier of the Second Closing Date or the termination of this Agreement, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, representatives, agents or Affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) (collectively, "Company Agents") will, and the Company will cause the employees and Company Agents and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal for a Sale Transaction, (ii) enter into any agreement with respect to any Sale Transaction or give any approval with respect to any Sale Transaction, (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Sale Transaction or any proposal for a Sale Transaction or (iv) release any third party from its obligations under any existing standstill agreement or arrangement relating to a proposed Sale Transaction or otherwise under any confidentiality or other similar agreement relating to information material to the Company or any of its Subsidiaries; provided, however, that if at any time the Board of Directors of the Company determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable Law, the Company (and the Company Agents) may, in response to a written proposal for a Sale Transaction not solicited on or after the date hereof, subject to compliance with Section 4.11(c), (x) furnish information with respect to the Company pursuant to a customary confidentiality agreement to any Person making such proposal and (y) participate in negotiations regarding such proposal. The Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company or any Company Agents with respect to any Sale Transaction existing on the date hereof. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Company Agents or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.11(a) by the Company.

                  (b) Neither the Board of Directors of the Company nor any committee thereof shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchasers, the approval (including, without limitation, the Board of Directors' resolution providing for such approval) of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby or (y) approve or recommend, or propose to approve or recommend, any Sale Transaction, except in the case of clause (x) or (y), if the Board of Directors of the Company determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable Law and then only at or after the termination of this Agreement pursuant to Section 7.1(c).

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.11, the Company promptly shall advise the Purchasers orally and in writing of any request for information or of any proposed Sale Transaction or any inquiry with respect to or which could reasonably be expected to lead to any proposed Sale Transaction, the identity of the Person making any such request, proposed Sale Transaction or inquiry and all the terms and conditions thereof. The Company will keep the Purchasers fully informed of the status and details (including amendments or proposed amendments) of any such request, proposed Sale Transaction or inquiry, and the Purchasers shall keep confidential such information provided to it by the Company pursuant to this Section 4.11(c), subject to any judicial or other legal order, directions or obligation to disclose such information.

                  (d) Nothing contained in this Section 4.11 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 4.11(b), withdraw or modify, or propose to withdraw or modify, its approval or recommendation with respect to this Agreement, the Preferred Stock Designations or the transactions contemplated hereby or thereby (including, without limitation, the Board of Directors' resolution providing for such approval) or approve or recommend, or propose to approve or recommend, a Sale Transaction.

                  Section IV.12 Notification of Certain Matters. The Company shall give prompt notice to the Purchasers, and the Purchasers shall give prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event that causes any representation or warranty contained in any Transaction Document to be untrue or inaccurate in any material respect at any time from the date of this Agreement to either Closing Date and (b) any failure of the Company or the Purchasers to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Document.

                  Section IV.13 Board of Directors. The Company shall take, or cause to be taken, such action as may be necessary or advisable to ensure that simultaneously with the First Closing the Board shall consist of eight directorships, five of which shall be held by the individuals listed in Schedule
4.13 of the Company Disclosure Schedule and three of which shall be vacant pending designation by the Purchasers of three individuals to serve as members of the Board of Directors pursuant to the Shareholders Agreement and, as of the First Closing Date, the Company will comply with its obligations under Section
4.1 of the Shareholders Agreement. The Company shall take, or cause to be taken, such action as may be necessary or advisable to ensure that simultaneously with the First Closing each of the audit and compensation committees and the executive committee, if any, of the Board of Directors shall include one of the directors designated by the Purchasers. The right of the Purchasers to continue to designate nominees for election to the Board of Directors shall be subject to the conditions set forth in the Shareholders Agreement.

                  Section IV.14 Fees. At the First Closing, the Company shall wire transfer to each Purchaser its share of the Commitment Fee, in immediately available funds. On the earlier of the Second Closing Date and the date on which this Agreement is terminated by the Purchasers pursuant to Section 7.1(b)(i) (unless the applicable Termination Fee has been paid previously pursuant to Section 9.5(c)), the Company shall wire transfer to each Purchaser its share of the Unfunded Underwriting Fee, in immediately available funds.

                  Section IV.15 VCOC Consultation. Each Purchaser which is a "venture capital operating company" for purposes of Department of Labor Regulation Section 2510.3-101 shall in addition to all other rights granted under this Agreement have the following rights:

                  (a) Such Purchaser or its designated representative, upon reasonable notice and at reasonable times and intervals, (i) shall be entitled to discuss the Company's business, operations, properties and financial and other conditions with its officers, employees, directors and representatives (and, upon reasonable notice to the Company, any such person of any of its Subsidiaries), and (ii) shall be entitled to submit proposals or suggestions to the Company's management from time to time with the requirement that the management of the Company (and, upon reasonable notice to the Company, management of any of its Subsidiaries) shall meet and discuss such proposals, suggestions or other matters with such Purchaser or its designated representative within a reasonable period after such submission.

                  (b) Such Purchaser or its designated representative shall be entitled to examine the Company's books, records and reports and inspect its facilities (and, upon reasonable notice to the Company, the facilities of any of its Subsidiaries) and may request information at reasonable times and intervals concerning the general status of the Company's financial condition and operations.

                  Section IV.16 Business Opportunity. The Company and the Purchasers confirm that neither party is obligated to bring any business opportunity to the other party.

                  Section IV.17 FIRPTA. The Company acknowledges that certain Purchasers may be foreign entities or have foreign persons and entities as partners and that the Company may be required to file or cause to be filed in the future with the Internal Revenue Service ("IRS") certain statements with its United States income tax returns required under Section 1.897-2(h) of the Treasury Regulations.

                  If the Company is not a "United States real property holding corporation," the Company shall attach to its income tax return each year a statement informing the IRS of that fact as described in Section 1.897-2(h)(4) of the Treasury Regulations and shall send a copy of such statement to each Purchaser. In addition, upon any Purchaser's request, the Company shall provide such Purchaser with a statement that the Company is or is not a "United States real property holding corporation" as of the date specified by the Purchaser (or as of the date of the request if the Purchaser does not specify a date). The Company shall not inform the Internal Revenue Service of a Purchaser's request for such a statement unless (i) the Company is required to do so by Section 897 of the IRC or such other applicable law or the applicable regulations thereunder and (ii) the Company gives notice to the Purchasers of such requirement.

                  Section IV.18 Special Meeting; Proxy Statement.

                  (a) The Company shall take all action necessary in accordance with applicable Law and its Certificate of Incorporation and Bylaws to duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as promptly as practicable after the date hereof to consider and vote upon (i) an amendment to the Certificate of Incorporation in form and substance reasonably satisfactory to the Purchasers to increase the authorized number of shares of Common Stock (the "Charter Amendment") and (ii) such other matters to the extent such shareholder approval is necessary with respect to the effectuation of any part of the transactions contemplated herein ("Other Matters"). The shareholder vote required for the adoption and approval of the Charter Amendment and such other matters shall be the vote required by applicable Law, the Certificate of Incorporation, and the rules of the NYSE. The Board shall (i) recommend to the shareholders of the Company that they vote in favor of the adoption and approval of all matters necessary to effectuate the Charter Amendment and the Other Matters, (ii) use commercially reasonable efforts to solicit from the shareholders of the Company proxies in favor of such adoption and approval, and (iii) take all other commercially reasonable efforts to secure a vote of the shareholders of the Company in favor of such adoption and approval; provided, however, that if at any time prior to the shareholder vote, the Board determines in good faith, based upon the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable Law, the Board may withdraw its recommendation. The Company shall also use commercially reasonable efforts to obtain a statement from all of its officers and directors that own voting stock of the Company that such persons intend to vote all shares of voting stock of the Company owned by such shareholders in favor of the Charter Amendment and the Other Matters at the Special Meeting. The Company shall use commercially reasonable efforts to obtain from each of Stig Wennerstrom, Eric Forss and Forsinvest AB, voting agreements in form and substance reasonably satisfactory to the Purchasers pursuant to which each agrees to vote the shares of Common Stock over which he/it has voting control in favor of the Charter Amendment and the Other Matters considered at the Special Meeting.

                  (b) As promptly as practicable after the date hereof, the Company shall prepare, shall file with the SEC under the Exchange Act, shall use commercially reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to its shareholders, a Proxy Statement with respect to the Special Meeting. The term "Proxy Statement", as used herein, means such proxy statement and all related proxy materials and all amendments and supplements thereto, if any. The Proxy Statement shall contain the recommendation of the Board that shareholders of the Company vote in favor of the adoption and approval of all matters necessary to effectuate the Charter Amendment and the Other Matters. The Company shall notify the Purchasers promptly of the receipt of any comments on, or any requests for amendments or supplements to, the Proxy Statement by the SEC, and the Company shall supply the Purchasers with copies of all correspondence between it and its representatives, on the one hand, and the SEC or members of its staff, on the other, with respect to the Proxy Statement. The Company, after consultation with the Purchasers, shall use commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company and the Purchasers shall cooperate with each other in preparing the Proxy Statement, and the Company and the Purchasers shall each use commercially reasonable efforts to obtain and furnish the information required to be included in the Proxy Statement. Each of the Company and the Purchasers agrees promptly to correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated promptly to holders of shares of the Common Stock, in each case as and to the extent required by applicable Law.

                  Section IV.19 Shareholder Rights Plan Amendment. The Company and the Board shall take all action necessary to cause the Rights Agreement dated as of November 26, 1997 by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (as the same has been amended and may be amended from time to time, the "Shareholder Rights Plan"), to be amended prior to the First Closing Date such that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or the transfer by the Purchasers of the Shares or Underlying Shares in a Third-Party Sale (subject to the Purchasers' compliance with the Company's first refusal right contained in the Shareholders Agreement) shall not cause, at any time, (i) the rights issued pursuant to the Shareholder Rights Plan to become exercisable under the Shareholder Rights Plan or (ii) the distribution of Rights Certificates (as defined in the Shareholder Rights Plan) to the holders of rights. In addition, the Company and the Board shall take all necessary action to amend the Shareholder Rights Plan prior to the First Closing Date to provide that if a Distribution Date (as defined in the Rights Agreement) occurs, the Company shall issue to each holder of Shares a number of rights equal to the number of rights such holder would have held if such holder had held the number of shares of Underlying Shares acquirable upon conversion of such holder's Shares immediately prior to the Distribution Date.

                  Section IV.20 Indenture Amendments. From the date hereof until the Second Closing Date, the Company shall use commercially reasonable efforts to amend the Indentures to provide that the transactions contemplated by this Agreement and the other Transaction Documents shall not, with respect to the Purchasers, at any time now or in the future trigger a "Change of Control" under the Indentures, whether by virtue of the ownership by the Representatives or any Affiliates controlled by them of securities of the Company, the Purchasers' representatives on the Board or otherwise.

                  Section 4.21 Standstill. From the date hereof through the Second Closing Date, each of the Purchasers and the Representatives agree, and agree to use commercially reasonable efforts to cause any of their respective Affiliates, not to purchase or otherwise acquire any shares of Common Stock.


                                    ARTICLE V

                         CONDITIONS PRECEDENT TO CLOSING

                  Section V.1 Conditions Precedent to Each Party's Obligation. The respective obligations of each Purchaser and the Company to effect the transactions contemplated hereby are subject to the satisfaction on or prior to each Closing Date of the following conditions:

                  (a) Approvals. All Approvals of, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained, including the expiration or termination of any applicable waiting period under the HSR Act.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

                  (c) No Action. No action shall have been taken nor any statute, rule or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

                  Section V.2 Conditions Precedent to Obligation of Each Purchaser at the First Closing. The obligation of each Purchaser to effect the transactions contemplated by this Agreement to be consummated at the First Closing is subject to the satisfaction of the following conditions unless waived, in whole or in part, by each Purchaser:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty of the Company contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification) as of the date of this Agreement and as of the First Closing Date as though made on and as of the First Closing Date, and the Purchasers shall have received a certificate to the foregoing effect signed on behalf of the Company and its Subsidiaries by the chief executive officer or by the chief financial officer of the Company.

                  (b) Performance of Obligations. The Company shall have performed in all material respects (or in all respects in the case of any covenant or agreement that is qualified by a materiality standard or Material Adverse Effect qualification) all obligations required to be performed by it under this Agreement prior to the First Closing Date (it being understood that the Registration Statement need not have become effective as of such date) and the Purchasers shall have received a certificate to such effect signed on behalf of the Company and its Subsidiaries by the chief executive officer or by the chief financial officer of the Company.

                  (c) Credit Agreement. The Company's Credit Agreement shall have been amended substantially in the form of Exhibit D hereto (the "Credit Agreement Amendment").

                  (d) Consents Under Agreements. The Purchasers shall have been furnished with evidence of all consents or approvals required to be obtained by the Company or any of its Subsidiaries with respect to the consummation of each of the transactions contemplated by this Agreement the failure of which to obtain reasonably could be expected to result in a Material Adverse Effect, and each such consent or approval shall be unconditioned.

                  (e) Legal Opinions. The Purchasers shall have received from Andrews & Kurth L.L.P., special counsel to the Company and its Subsidiaries, Thomas F. Getten, General Counsel and Vice President of the Company, and Richards, Layton & Finger, special Delaware counsel to the Company, or other counsel to the Company and its Subsidiaries reasonably acceptable to the Purchasers, an opinion dated the First Closing Date, in substantially the form attached as Exhibit E hereto.

                  (f) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by the Company pursuant to
Section 6.2(b) shall have been delivered.

                  (g) No Issuance of Securities. The Company shall have complied in all respects with the covenants set forth in Section 4.5(b).

                  (h) Amendment to Shareholder Rights Plan. The Board shall have taken all necessary action to amend the Shareholder Rights Plan in accordance with the provisions of Section 4.19 on or prior to the First Closing.

                  (i) Preferred Stock Designations. The Preferred Stock Designations shall have been filed in accordance with the relevant provisions of the General Corporation Law of the State of Delaware and such Preferred Stock Designations shall be in full force and effect as of the First Closing Date.

                  (j) Appointment of Purchaser Designees. The three Purchaser Designees, as listed in the Shareholders Agreement, shall have been appointed to the Board on or prior to the First Closing.

                  (k) Shareholder Voting Agreements. Stig Wennerstrom shall have entered into a voting agreement in form and substance reasonably satisfactory to the Purchasers as contemplated by the last sentence of Section 4.18(a).

                  (l) Wennerstrom Agreement. Stig Wennerstrom shall have entered into an agreement with the Company with respect to his employment agreement and piggyback registration rights, in the form attached hereto as Exhibit F.

                  Section V.3 Conditions Precedent to Obligations of the Company at the First Closing. The obligation of the Company to effect the transactions contemplated by this Agreement to be consummated at the First Closing is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:

                  (a) Representations and Warranties. The representations and warranties of each Purchaser set forth in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty of the Purchasers contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification) as of the date of this Agreement and as of the First Closing Date as though made on and as of the First Closing Date, and the Company shall have received a certificate to the foregoing effect signed on behalf of each Purchaser by an authorized signatory of each Purchaser.

                  (b) Performance of Obligations of the Purchasers. Each Purchaser shall have performed in all material respects (or in all respects in the case of any covenant or agreement that is qualified by a materiality standard) the obligations required to be performed by it under this Agreement prior to the First Closing Date, and the Company shall have received a certificate to such effect signed on behalf of each Purchaser by an authorized signatory of each Purchaser.

                  (c) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by each Purchaser pursuant to Section 6.2(a) shall have been delivered.

                  Section V.4 Conditions Precedent to Obligation of Each Purchaser at the Second Closing. The obligation of each Purchaser to effect the transactions contemplated by this Agreement to be consummated at the Second Closing is subject to the following conditions unless waived, in whole or in part, by each Purchaser:

                  (a) Consummation of the First Closing. The First Closing shall have occurred prior to the Second Closing Date.

                  (b) Completion of the Rights Offering. The Rights Offering shall have commenced and the time periods for exercise of the Rights shall have expired and the number of Unsubscribed Shares shall have been determined. No stop order suspending the Registration Statement shall have been issued and no proceeding for that purpose shall have been instituted or shall be pending, or shall be contemplated by the SEC.

                  (c) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty of the Company contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification) as of the date of this Agreement and as of the Second Closing Date as though made on and as of the Second Closing Date, and each Purchaser shall have received a certificate to the foregoing effect signed on behalf of the Company and its Subsidiaries by the chief executive officer or by the chief financial officer of the Company.

                  (d) Performance of Obligations. The Company shall have performed in all material respects (or in all respects in the case of any covenant or agreement that is qualified by a materiality standard or Material Adverse Effect qualification) all obligations required to be performed by it under this Agreement and the Shareholders Agreement prior to the Second Closing Date, and the Purchasers shall have received a certificate to such effect signed on behalf of the Company and its Subsidiaries by the chief executive officer or by the chief financial officer of the Company.

                  (e) Legal Opinions. Each Purchaser shall have received from Andrews & Kurth L.L.P., special counsel to the Company and its Subsidiaries, Thomas F. Getten, General Counsel and Vice President of the Company, and Richards, Layton & Finger, special Delaware counsel to the Company, or other counsel to the Company reasonably acceptable to the Purchasers, an opinion dated the Second Closing Date, in substantially the form attached as Exhibit E hereto.

                  (f) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by the Company pursuant to
Section 6.3(b) shall have been delivered.

                  (g) Purchaser Designees. Three individuals designated by the Purchasers pursuant to Section 4.1 of the Shareholders Agreement to serve as members of the Board of Directors shall have been duly elected or appointed to the Board of Directors and shall not have been removed other than at the direction of the Purchasers.

                  (h) Charter Amendment. The Charter Amendment contemplated by
Section 4.18 shall have been duly adopted and approved by the Company's shareholders, shall have been filed in accordance with the relevant provisions of the General Corporation Law of the State of Delaware and shall be in full force and effect as of the Second Closing Date.

                  Section V.5 Conditions Precedent to Obligations of the Company at the Second Closing. The obligation of the Company to effect the transactions contemplated by this Agreement to be consummated at the Second Closing is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company.

                  (a) Consummation of the First Closing. The First Closing shall have occurred prior to the Second Closing Date.

                  (b) Completion of the Rights Offering. The Rights Offering shall have commenced and expired and the number of Unsubscribed Shares shall have been determined.

                  (c) Representations and Warranties. The representations and warranties of each Purchaser set forth in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty of the Purchasers contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification) as of the date of this Agreement and as of the Second Closing Date as though made on and as of the Second Closing Date and the Company shall have received a certificate to the foregoing effect signed on behalf of each Purchaser by an authorized signatory of each Purchaser.

                  (d) Performance of Obligations of the Purchasers. Each Purchaser shall have performed in all material respects (or in all respects in the case of any covenant or agreement that is qualified by a materiality standard the obligations required to be performed by it under this Agreement prior to the Second Closing Date and the Company shall have received a certificate to such effect signed on behalf of each Purchaser by an authorized signatory of each Purchaser.

                  (e) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by the Purchasers pursuant to Section 6.3(a) shall have been delivered.


                                   ARTICLE VI

                                    CLOSINGS

                  Section VI.1 Closings. Subject to the satisfaction or waiver of the conditions set forth in Article V, the purchase and sale of the Shares to be purchased by the Purchasers hereunder will take place at two closings (the "Closings"). The closing of the purchase and sale of the Initial Shares pursuant to Section 2.1(a)(i) (the "First Closing") and the closing of the purchase and sale of the Remaining Shares pursuant to Section 2.1(a)(ii) (the "Second Closing") shall occur (a) at the offices of Kirkland & Ellis, 200 E. Randolph Drive, Chicago, Illinois 60601, at 10:00 a.m., local time, on the third Business Day following the satisfaction or waiver (subject to applicable Law) of each of the conditions to the obligations of the parties to effect the transactions to occur at each such Closing as set forth in Article V, respectively; provided that the Purchasers may, at the Purchasers' option, extend either of the Closing Dates up to seven (7) Business Days after such date or (b) at such other location and time as may be mutually agreed upon by the parties hereto. The date on which the First Closing is required to take place is herein referred to as the "First Closing Date" and the date on which the Second Closing is required to take place is herein referred to as the "Second Closing Date." All closing transactions at the First Closing shall be deemed to have occurred simultaneously, and all closing transactions at the Second Closing shall be deemed to have occurred simultaneously.

                  Section VI.2      Actions to Occur at the First Closing.

                  (a) At the First Closing, each Purchaser shall deliver to the Company the following:

                           (i) Purchase Price. An amount equal to the aggregate Purchase Price for the Initial Shares to be purchased by such Purchaser in accordance with Article II hereof;

                           (ii) Shareholders Agreement. Counterparts of the Shareholders Agreement executed by such Purchaser; and

                           (iii) Certificates. The certificates described in Sections 5.3(a) and 5.3(b).

                  (b) At the First Closing, the Company shall deliver to each Purchaser (or to its designee) the following:

                           (i) Share Certificates. Certificates representing the Initial Shares, and otherwise in proper form for transfer;

                           (ii) Shareholders Agreement. Counterparts of the Shareholders Agreement executed by the Company;

                           (iii) Purchaser Expenses. An amount equal to (A) each Purchaser's Purchaser Expenses incurred through the First Closing Date in connection with the transactions contemplated hereby and (B) each Purchaser's Pro Rata Share of the Commitment Fee, each as provided in
         Section 9.5, by wire transfer of immediately available funds to an account of such Purchaser (the amount of such costs and expenses and the number for which account shall have been furnished to the Company at least two Business Days prior to the Closing Date); provided, Purchaser Expenses shall be paid only to a Purchaser who is listed on
         Schedule 2.1(a)(i) as of the date hereof and not any permitted assigns.

                           (iv) Certificates. The certificates described in Sections 5.2(a) and 5.2(b);

                           (v) Certified copy of the Amended and Restated Certificate of Incorporation, Preferred Stock Designations, the Bylaws, and resolutions of the Board approving the sale of the Shares to the Purchasers, the Rights Offering and the other transaction contemplated hereby;

                           (vi) Consents Under Agreements. The original of each consent or approval, if any, pursuant to Section 5.2(d); and

                           (vii) Legal Opinions. The opinions of counsel referred to in Section 5.2(e).

                  Section VI.3      Actions to Occur at the Second Closing.

                  (a) At the Second Closing, each Purchaser shall deliver to the Company the following:

                           (i) Purchase Price. An amount equal to each Purchaser's share of the aggregate Purchase Price for the Remaining Shares in accordance with Article II hereof; and

                           (ii) Certificates. The certificates described in Sections 5.5(c) and 5.5(d).

                  (b) At the Second Closing, the Company shall deliver to each Purchaser (or to its designee as indicated otherwise) the following:

                           (i) Share Certificates. Certificates representing the Remaining Shares, and otherwise in proper form for transfer;

                           (ii) Purchaser Expenses. An amount equal to (A) each Purchaser's Purchaser Expenses incurred between the First Closing Date and the Second Closing Date and (B) each Purchaser's Pro Rata Share of the Unfunded Underwriting Commitment, each as provided in Section 9.5, by wire transfer of immediately available funds to an account of such Purchaser (the amount of such fees and expenses and the number for which account shall have been furnished to the Company at least two Business Days prior to the Closing Date);

                           (iii) Certificates. The certificates described in Sections 5.4(c) and 5.4(d); and

                           (iv) Legal Opinions. The opinions of counsel referred to in Section 5.4(e).

                                   ARTICLE VII

                                   TERMINATION

                  Section VII.1  Termination.  This Agreement may be terminated:

                  (a) by mutual consent of Purchasers and the Company; and

                  (b) by either the Purchasers, on the one hand, or the Company, on the other hand:

                           (i) in the event of a breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 5.2(a), 5.2(b), 5.3(a) or 5.3(b), with respect to the First Closing, or Section 5.4(c), 5.4(d), 5.5(c) or 5.5(d), with respect to the Second Closing, as applicable, and (B) cannot be cured or, if curable, has not been cured within 30 days (the "Cure Period") following receipt by the breaching party of written notice of such breach (it being acknowledged and agreed that there shall not be a Cure Period for breaches of the covenants set forth in Section 4.11);

                           (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree, or ruling each Purchaser and the Company shall use commercially reasonable efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable;

                           (iii) if the First Closing shall not have occurred by the later of (A) December 31, 1998, as such date may be extended by the Purchasers, if they agree to the extension pursuant to Section 6.1(a), and (B) the date to which the First Closing Date is extended pursuant to Section 6.1(b); provided, however, that the right to terminate this Agreement under this clause (iii) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the First Closing to occur on or before such date; or

                           (iv) if the Second Closing shall not have occurred by the later of (A) 60 days after the date on which the Registration Statement is declared effective under the Securities Act, but in no event later than April 30, 1999, as such date may be extended by the Purchasers if they agree to the extension pursuant to Section 6.1(a), and (B) the date to which the Second Closing Date is extended pursuant to Section 6.1(b); provided, however, that the right to terminate this Agreement under this clause (iv) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Second Closing to occur on or before such date;

                  (c) by the Company if (i) the Board shall have determined in good faith, based on the advice of outside counsel, that it is necessary, in order to comply with its fiduciary duties under applicable Law, to terminate this Agreement and to enter into an agreement with respect to or to consummate a transaction constituting a Sale Transaction, and (ii) the Company shall have given at least five Business Days prior written notice to the Purchasers advising the Purchasers that the Company has received a bona fide written proposal for a Sale Transaction from an unaffiliated third party, specifying the material terms and conditions of such proposal (including the identity of the third party) and the material terms and conditions of any agreements or arrangements to be entered into in connection with a Sale Transaction and that the Company intends to terminate this Agreement in accordance with this Section 7.1(c); provided that the Company may not effect such termination pursuant to this Section 7.1(c) unless the Company has contemporaneously with such termination tendered payment to the Purchasers, or their designees, their Pro Rata Share of the Purchaser Expenses that are due and payable (if and to the extent that the Purchasers have provided to the Company documentation reasonably acceptable to the Company in support of the amounts claimed), and the applicable Termination Fee, in each case in accordance with
Section 9.5; or

                  (d) by the Purchasers if:

                  (i) the Board shall have recommended to the shareholders of the Company any Sale Transaction, other than a proposal or offer by the Purchasers or any of their Affiliates, or shall have resolved to do so; or

                  (ii) a tender offer or exchange offer for 50% or more of the outstanding shares of Common Stock or voting securities representing 50% or more of the voting power of the outstanding capital stock of the Company (giving effect to the conversion of outstanding Shares to Common Stock at the rate which the Shares are then convertible into shares of Common Stock) is commenced (other than by the Company or its Affiliates) and a majority of the Board (other than the Purchaser Designees) fails to timely recommend against the shareholders of the Company tendering their shares into such tender offer or exchange offers; provided that the Purchasers in exercising their termination rights hereunder may condition the effectiveness of such termination upon receipt of the payment of the Purchaser Expenses (if and to the extent that the Purchasers have provided to the Company documentation reasonably acceptable to the Company in support of the amounts claimed) that are due and payable pursuant to Section 9.5.

         The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement. Notwithstanding anything in the foregoing to the contrary, a party that is in material breach of this Agreement shall not be entitled to terminate this Agreement except, in the case of a default by the Company, with the consent of each Purchaser, or in the case of a default by a Purchaser, with the consent of the Company.

                  (e) Nothing in this Agreement shall be construed to grant the Company the right to terminate this Agreement with respect to all Purchasers if only one of the Purchasers is in breach.

If on either Closing Date any one or more of the Purchasers shall fail or refuse to purchase the Shares which it or they have agreed to purchase hereunder on such date and the number of Shares which such defaulting Purchaser or Purchasers, as the case may be, agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of shares to be purchased on such date by all Purchasers, each non-defaulting Purchaser shall be obligated severally, in proportion to its pro rata share of the total number of Shares which all the non-defaulting Purchasers agreed but failed or refused to purchase on such date; provided that in no event shall the total number of shares which any Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 7.1(e) by an amount in excess of one-ninth of such number of Shares without the written consent of such Purchaser. If on either Closing Date, any Purchaser or Purchasers shall fail or refuse to purchase the Shares and the total number of Shares with respect to which such default occurs is more than one-tenth of the total number of Shares to be purchased by all Purchasers and arrangement satisfactory to the Purchasers and the Company for purchase of such Shares are not made within three Business Days after such default, this Agreement will terminate without liability on the part of any non-defaulting Purchaser and the Company. Any action taken under this paragraph shall not relieve any defaulting Purchaser from liability in respect of any default of any such Purchaser under this Agreement (including, but not limited to, the reimbursement by the defaulting Purchaser of the Commitment Fee paid to all of the Purchasers at the First Closing, if applicable).

                  Section VII.2 Effect of Termination. In the event of the termination of this Agreement, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement (except for the provisions of this Section 7.2, Article VIII and Sections 9.4, 9.5, 9.6, 9.9, 9.10, 9.11, 9.12 and
9.13, which shall survive such termination) shall forthwith become null and void. Subject to the provisions of Section 9.5, in the event of a termination of this Agreement by either the Company or a Purchaser as provided above, there shall be no liability on the part of the Company or a Purchaser, except for liability arising out of a wilful breach of, or misrepresentation under, this Agreement (but in no event shall any party hereto be entitled to recover punitive damages).

                                  ARTICLE VIII

                                 INDEMNIFICATION

                  Section VIII.1 Indemnification of the Purchasers. Subject to the provisions of this Article VIII, from and after the First Closing Date the Company agrees to indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Purchaser Indemnified Costs; provided, however, that if, as of the date of any representation or warranty contained in this Agreement, the Purchasers have actual knowledge or awareness of the breach of any such representation or warranty, the Purchasers shall not be entitled to indemnification therefore to the extent of such actual knowledge or awareness.

                  Section VIII.2 Indemnification of the Company. Subject to the provisions of this Article VIII, from and after the First Closing Date each Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company from and against any and all Company Indemnified Costs.

                  Section VIII.3 Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to an Indemnifying Party of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this
Section 8.3 unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

                  (a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys' fees of one counsel to the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) counsel to the Indemnified Party shall have advised the Indemnified Party that there are defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (iv) counsel to the Indemnified Party and the Indemnifying Party shall have advised their respective clients in writing, with a copy delivered to the other party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel, or (v) the third-party action is a proceeding brought by a shareholder of the Company (in such shareholder's name or derivatively on behalf of the Company) in respect of the transactions contemplated by this Agreement);

                  (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party (not to be unreasonably withheld) before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the reasonable opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could reasonably be expected to have a material adverse effect on its business;

                  (c) No Indemnifying Party shall, without the consent of each Indemnified Party (which consent shall not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

                  (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time; or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which could reasonably be expected to materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article VIII and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

                  Section VIII.4 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to
Section 8.3 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially and adversely prejudices the position of the Indemnifying Party with respect to such claim.

                  Section VIII.5 Special Provisions Regarding Indemnity. Notwithstanding the other terms of this Agreement:

                  (a) The Purchasers shall not be entitled to recover any Purchaser Indemnified Costs and the Company shall not be entitled to recover any Company Indemnified Costs as a result of any breach of any representation or warranty by the other party unless, in either such case, the aggregate amount thereof exceeds $1,000,000, in which event the party entitled to indemnification with respect thereto shall be entitled to recover the amount in excess thereof; and provided, however, that the limitations of this Section 8.5(a) shall not apply to any Purchaser Indemnified Cost resulting from or relating to (i) any misrepresentation or breach of the representations and warranties contained in
Section 3.1(c), 3.1(s), and 3.1(y), or (ii) the Company's knowing or willful misrepresentations or breaches of representations or warranties made as a part of or contained in this Agreement.

                  (b) The Company's maximum liabilities for Purchaser Indemnified Costs shall not exceed the aggregate Purchase Price for the Shares purchased by the Purchasers at the Closings.

                  To the extent the foregoing indemnification by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of all of the Purchaser Indemnified Costs which is permissible under applicable law.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  Section IX.1      Survival of Provisions.

                  (a) The representations and warranties of the Company and the Purchasers made herein or in any other Transaction Document and the covenants of the Company and the Purchasers to be complied with on or prior to either Closing Date shall remain operative and in full force and effect pursuant to their terms, regardless of (x) any investigation made by or on behalf of the Purchasers or the Company, as the case may be, or (y) acceptance of any of the Shares and payment by the Purchasers therefor, until the third anniversary of the Second Closing Date.

                  (b) The covenants and agreements of the Company and the Purchasers contained in this Agreement to the extent that, by their terms, are to be performed or complied with after either of the Closing Dates, including the indemnification set forth in Article VIII hereof, will survive until (i) the later of (A) the first anniversary of the Second Closing Date or (B) the expiration of all applicable statute of limitations (including all periods of extension, whether automatic or permissive) affecting or applicable to any such covenant or agreement or (ii) the date expressly provided in such covenant or agreement.

                  (c) Any claim for indemnification for a breach of a representation, warranty or covenant hereunder shall be brought within the applicable survival period specified in Section 9.1(a) or Section 9.1(b) hereof. If a claim for indemnification is made in accordance with Article VIII hereof before the expiration of the applicable survival period set forth in Section 9.1(a) or Section 9.1(b), as applicable, then (not withstanding such survival period) the representation, warranty, covenant or agreement applicable to such claim will survive for purposes of such claim until the resolution of such claim by final, nonappealable judgment or settlement, but only with respect to such claim.

                  Section IX.2 No Waiver; Modification in Writing. No failure or delay on the part of the Company or any Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without limiting the rights that any party may have for fraud under common law, the remedies provided for herein are cumulative and are the exclusive remedies available to the Company or the Purchasers at law or in equity. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of the Company, on the one hand, and the Purchasers or their permitted assigns, on the other hand, provided that notice of any such waiver shall be given to each party hereto as set forth below. Any amendment, supplement or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any party hereto in any case shall entitle the other party to any other or further notice or demand in similar or other circumstances.

                  Section IX.3 Specific Performance. The parties recognize that in the event the Company should refuse to perform under the provisions of this Agreement or any other Transaction Document, monetary damages alone will not be adequate. Each Purchaser shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement or any other Transaction Document specifically, the Company hereby waives the defense that there is an adequate remedy at law.

                  Section IX.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

                  Section IX.5 Fees and Expenses.

                  (a) At each Closing pursuant to Sections 6.2(b)(iii) and 6.3(b)(ii), the Company shall pay to each Purchaser an amount equal to such party's Purchaser Expenses through the applicable Closing Date in connection with the transactions contemplated by this Agreement.

                  (b) Concurrently with a termination of this Agreement by the Company or a Purchaser pursuant to Sections 7.1(b)(ii), 7.1(b)(iii) or 7.1(b)(iv) (and as a condition to any such termination by the Company), or by the Company pursuant to Section 7.1(c) (and as a condition to any such termination by the Company) or by a Purchaser pursuant to Section 7.1(b)(i) or 7.1(d), the Company shall pay to each Purchaser by wire transfer of immediately available funds an amount equal to such party's Purchaser Expenses. If the Company terminates this Agreement pursuant to Section 7.1(b)(i), then only the non-breaching Purchasers shall be entitled to reimbursement of their Purchaser Expenses, which shall be paid concurrently with (and as a condition to) the termination of this Agreement by the Company. The payment of Purchaser Expenses pursuant to this Section 9.5(b) shall not in any way limit Purchasers rights against the Company as permitted under Section 7.2 of this Agreement.

                  (c) Concurrently with (and as a condition to) the termination of this Agreement by the Company pursuant to Section 7.1(c), the Company shall pay to the Purchasers by wire transfer of immediately available funds, as liquidated damages with respect to the loss of benefits reasonably anticipated to be suffered by the Purchasers as a result of such termination, and not as a penalty, their Pro Rata Share of an amount equal to (A) $13.0 million if terminated at any time prior to the First Closing, and (B) $10.0 million if terminated at any time thereafter (either such amount, the "Termination Fee").

                  (d) If this Agreement is terminated by the Company or the Purchasers pursuant to Sections 7.1(b)(ii), 7.1(b)(iii) or 7.1(b)(iv) or by the Purchasers pursuant to Section 7.1(b)(i) as a result of nonwillful breach of this Agreement by the Company or pursuant to Section 7.1(d), and within one year after such termination date (i) definitive documentation with respect to a Sale Transaction has been entered into or (ii) 50% or more of the outstanding Common Stock or voting securities representing 50% or more of the voting power of the outstanding Common Stock or voting securities representing 50% or more of the voting power of the outstanding capital stock of the Company (giving effect to the conversion of outstanding Shares to Common Stock at the rate at which the Shares are then convertible into shares of Common Stock) has been acquired pursuant to a tender or exchange offer in connection with a proposed Sale Transaction or, if a tender or exchange offer in connection with a proposed Sale Transaction has been commenced prior to but has not expired as of such date that is one year after such termination of this Agreement, 50% or more of the outstanding Common Stock or voting securities representing 50% or more of the voting power of the outstanding capital stock of the Company (giving effect to the conversion of outstanding Shares to Common Stock at the rate at which the Shares are then convertible into shares of Common Stock) is acquired pursuant to such tender or exchange offer, then the Company shall pay or shall cause to be paid, contemporaneously with the consummation of such Sale Transaction, to the Purchasers, or their designees, an amount in the aggregate equal to the applicable Termination Fee by wire transfer of immediately available funds.

                  (e) At the First Closing, the Company will pay a transaction fee to be shared by the Purchasers based on their Pro Rata Share equal to $3.0 million (the "Commitment Fee"). On the earlier of the Second Closing Date and the date on which this Agreement is terminated by the Purchasers pursuant to
Section 7.1(b)(i) (unless the applicable Termination Fee has been paid previously pursuant to Section 9.5(c)), the Company shall pay to the Purchasers (based on their Pro Rata Share) a fee of 1% of the Unfunded Underwriting Commitment (the "Unfunded Underwriting Fee"). All fees and expenses to be paid hereunder shall be made by wire transfer of immediately available funds. The "Unfunded Underwriting Commitment" shall be equal to: (i) $150.0 million minus
(ii) the aggregate dollar amount of Preferred Stock purchased by the Purchasers at the Closings; provided, the Unfunded Underwriting Commitment shall be reduced to the extent any Purchasers are in breach of this Agreement and fail to purchase or are otherwise unable to purchase their requisite amount of Preferred Stock at any Closing.

                  (f) The Purchaser Expenses and the Commitment Fee shall be paid by the Company without reservation of rights or protests and the Company upon making such payment shall be deemed to have released and waived any and all rights that it may have to recover such amounts. Nothing contained in this
Section 9.5 shall limit the Purchasers' rights against the Company in the event of the termination of this Agreement by the Purchasers pursuant to Section 7.1(b)(i) as a result of a willful breach by the Company of this Agreement.

                  Section IX.6 Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, except as set forth in Section 4.10 [Indemnification of Directors and Officers] (which is expressly intended for the benefit of the parties specified therein and shall be enforceable by any of such parties or any of their respective heirs and representatives) and Article VIII [Indemnification] (which is intended for the benefit of all Indemnified Parties), express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  Section IX.7 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                  Section IX.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with a confirming copy sent by other permitted means), sent by Federal Express or other reputable overnight courier, or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             (a)      If to Madison Dearborn Capital Partners II, L.P., to:

                      Madison Dearborn Partners, Inc.
                      Three First National Plaza
                      Suite 3800
                      Chicago, IL 60602
                      Attention:  Justin S. Huscher
                      Facsimile:  (312) 895-1056

             With a copy (which shall not constitute notice) to:

                      Kirkland & Ellis
                      200 East Randolph Drive
                      Chicago, IL 60601
                      Attention:  William S. Kirsch, P.C.
                      Facsimile:  (312) 861-2200

             (b)      If to the Oaktree Entities, to:

                      Oaktree Capital Management, LLC
                      550 South Hope Street, 22nd Floor
                      Los Angeles, CA 90071
                      Attention:  Vincent J. Cebula, Managing Director
                      Facsimile:  (213) 694-1593

             With a copy (which shall not constitute notice) to:

                      Kirkland & Ellis
                      200 East Randolph Drive
                      Chicago, IL 60601
                      Attention:  William S. Kirsch, P.C.
                      Facsimile:  (312) 861-2200

             (c)      If to the Company, to:

                      Forcenergy Inc
                      2730 SW 3rd Avenue, Suite 800
                      Miami, FL 33129-2356
                      Attention:  Stig Wennerstrom
                      Facsimile:  (305) 856-4300

             with a copy (which shall not constitute notice) to:

                      Andrews & Kurth L.L.P.
                      600 Travis, Suite 4200
                      Houston, Texas 77002
                      Attention: Robert V. Jewell
                      Facsimile: (713) 220-4285

                  Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one Business Day after the date of sending, if sent by Federal Express or other reputable overnight courier.

                  Section IX.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  Section IX.10 Entire Agreement. This Agreement (which term shall be deemed to include the Exhibits and Schedules hereto and the other certificates, documents and instruments delivered hereunder) and the other Transaction Documents constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement and the other Transaction Documents.

                  Section IX.11 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

                  Each of the parties hereby (a) irrevocably submits to the exclusive jurisdiction of the United States Federal District Court for the Southern District of New York, in the event such court has jurisdiction or, if such court does not have jurisdiction, to any Federal district court sitting in Cook County, Illinois, Los Angeles County, California or Dade County, Florida, for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, including any claims for indemnity pursuant to Article VIII hereof, (b) waives, and agrees not to assert in any such suit, acting or proceeding, any claim that (i) it is not personally subject to the jurisdiction of such court or of any other court to which proceedings in such court may be appealed, (ii) such suit, action or proceeding is brought in an inconvenient forum or (iii) the venue of such suit, action or proceeding is improper and (c) expressly waives any requirement for the posting of a bond by the party bringing such suit, action or proceeding. Each of the Parties consents to process being served in any such suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 9.11 shall affect or limit any right to serve process in any other manner permitted by law.

                  Section IX.12 Public Announcements. The Company, on the one hand, and the Purchasers, on the other, shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, except for statements required by Law or by any listing agreements with or rules of any national securities exchange or the National Association of Securities Dealers, Inc., or made in disclosures reasonably determined as required to be filed pursuant to the Securities Act or the Exchange Act.

                  Section IX.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of Law or otherwise; provided, however, that upon written notice to the Company, a Purchaser may assign any or all of its rights or obligations under this Agreement to any Affiliate thereof controlled by a Representative and, in addition, may assign any or all of its rights or obligations under this Agreement with respect to Shares having an initial Liquidation Value (as defined in the Preferred Stock Designations) not exceeding $5.0 million to Schwerin Company LLC or any of its Affiliates. Any such permitted assignee, upon agreeing in writing to be bound as Purchaser hereunder, shall be a Purchaser for all purposes of this Agreement, and all references to a "Purchaser" shall include such permitted assignee. Schedule 2.1(a)(i) shall be promptly amended to reflect such assignment. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on such Purchaser's assigns; provided, however, the assigning Purchaser shall remain liable to the Company for the performance of its obligations assigned hereunder. Any attempted assignment in violation of this Section shall be null and void.

                  Section IX.14 Director and Officer Liability. The directors, officers, partners, members, stockholders and representatives of the Purchasers, the Company and their respective Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that the Company or the Purchasers may assert) other than as an assignee of this Agreement.

                  Section IX.15 Treatment of the Preferred Stock. The Company covenants and agrees that (i) so long as federal income tax laws prohibit a deduction for distributions made by the Company with respect to preferred stock, it shall treat all distributions paid by it on the Preferred Stock as non-deductible distributions on all of its tax returns and (ii) it shall treat the Preferred Stock as preferred stock in all of its financial statements and other reports and shall treat all distributions paid by it on the Preferred Stock as distributions on preferred stock in such statements and reports.


                                    * * * * *

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first written above.


                                 FORCENERGY INC


                                 By:       /s/ STIG WENNERSTROM
                                          ------------------------------------
                                          Stig Wennerstrom
                                          President and Chief Executive Officer


                                 MADISON DEARBORN CAPITAL
                                 PARTNERS II, L.P.

                                 By:      Madison Dearborn Partners II, L.P.
                                 Its:     General Partner

                                 By:      Madison Dearborn Partners, Inc.
                                 Its:     General  Partner (and for itself
                                          for purposes of Section 4.21)


                                 By:       /s/ JUSTIN S. HUSCHER
                                          ------------------------------------
                                          Justin S. Huscher
                                          Managing Director


                                 OAKTREE CAPITAL MANAGEMENT,
                                 LLC as General Partner or
                                 Investment Manager of the
                                 Funds and Accounts Set
                                 Forth on Schedule 2.1(a)(i)
                                 (and for itself for
                                 purposes of Section
                                 4.21)


                                 By:       /s/ RICHARD MASSON
                                          ------------------------------------
                                          Richard Masson
                                          Principal


                                 By:       /s/ STEPHEN A. KAPLAN
                                          ------------------------------------
                                          Stephen A. Kaplan
                                          Principal

                             SCHEDULE OF PURCHASERS


                              (Schedule 2.1(a)(i))


                                                                    NUMBER OF SHARES
                                                                     TO BE PURCHASED
         PURCHASER                              PRO RATA SHARE     AT THE FIRST CLOSING
         ---------                              --------------     --------------------
Madison Dearborn Capital Partners II, L.P.            50.0%             420,000

OCM Principal Opportunities Fund, L.P.                40.0%             336,000

OCM Opportunities Fund II, L.P.                        9.8%              82,320

The Columbia/HCA Master Retirement Trust               0.2%               1,680
                                                                       --------

                                                                        840,000